Exhibit 10.1

UNCOMMITTED CREDIT AGREEMENT
Dated as of March 31, 2016
by and among
A-MARK PRECIOUS METALS, INC.,
as the Borrower

THE LENDERS PARTY HERETO,
and
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Administrative Agent
______________________________________________________________________
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Sole Lead Arranger and Sole Bookrunner

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY
WITH A DEMAND FEATURE. ALL LOANS ARE DISCRETIONARY ON THE PART OF THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION.
THE REQUIRED LENDERS MAY MAKE DEMAND FOR PAYMENT OF THE LOANS
AT ANY TIME IN THEIR SOLE AND ABSOLUTE DISCRETION.

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1.DEFINITIONS    1
1.1Defined Terms    1
1.2Interpretation    31
1.3Rounding    32
1.4Accounting Terms; GAAP    32
2.THE CREDITS    32
2.1The Revolving Line Portions.    32
2.2Loans and Borrowings.    33
2.3Requests for Borrowings    34
2.4Funding of Borrowings.    34
2.5Interest Elections.    35
2.6Termination and Reduction of the Revolving Line Portions    36
2.7Repayment of Loans; Evidence of Debt.    37
2.8Prepayment of Loans.    38
2.9Fees.    39
2.10Interest.    39
2.11Alternate Rate of Interest; Illegality.    39
2.12Increased Costs.    40
2.13Compensation for Losses    41
2.14Taxes.    42
2.15Payments Generally; Pro Rata Treatment; Sharing of Set-offs.    45
2.16Mitigation Obligations; Replacement of Lenders.    47
2.17Defaulting Lenders    48
2.18The Election of Approving Lenders to Continue Funding    49
2.19Increases of the Revolving Line Portions; Adjustments to Revolving Line Portions.    50
3.REPRESENTATIONS AND WARRANTIES    52
3.1Corporate Existence    52
3.2Corporate Power; Authorization; Enforceable Obligations    52
3.3No Conflicts    52
3.4Financial Condition; No Material Adverse Change.    53
3.5Properties.    53
3.6Litigation.    53
3.7Compliance with Laws and Agreements    54
3.8Investment Company Status    54
3.9Taxes    54
3.10ERISA    54
3.11Disclosure    54
3.12Use of Credit    55
3.13Capitalization    55
3.14Existing Subsidiaries and Investments.    55
3.15Real Property    55
3.16Environmental Matters    56
3.17Sanctions/Anti-Corruption Representations    56
3.18Insurance    57
3.19Labor Matters, Etc    57

i

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3.20Solvency    57
3.21No Burdensome Restriction    57
3.22Security Documents    57
3.23Inventory    57
3.24Inventory Records    58
4.CONDITIONS PRECEDENT.    58
4.1Effective Date    58
4.2Each Credit Event    61
5.AFFIRMATIVE COVENANTS    61
5.1Financial Statements and Other Information    61
5.2Notices of Material Events    64
5.3Existence; Conduct of Business    65
5.4Payment of Obligations    66
5.5Maintenance of Properties; Insurance    66
5.6Books and Records; Inspection Rights    66
5.7Compliance with Laws    66
5.8Further Assurances.    66
5.9Deposit Account Control    67
5.10Multiemployer Plan Reporting.    67
5.11CFC Documents    67
5.12CFC Further Assurances    68
6.NEGATIVE COVENANTS    68
6.1Indebtedness    68
6.2Liens    69
6.3Fundamental Changes; Lines of Business.    69
6.4Dispositions    69
6.5Investments    70
6.6Restricted Payments    70
6.7Transactions with Affiliates    71
6.8Restrictive Agreements    71
6.9Prepayments of Debt    72
6.10Modifications of Certain Documents    72
6.11Accounting Changes    72
6.12Hedging Agreements    72
6.13Sale Lease Back    72
6.14Use of Proceeds    72
6.15Depository Limits.    72
6.16Unacceptable Jurisdiction.    72
6.17CFC Documents.    72
6.18Ownership Based Financing.    73
7.FINANCIAL COVENANTS.    73
7.1Leverage Ratio.    73
7.2Consolidated Tangible Net Worth    73
7.3Consolidated Working Capital.    73
7.4Capital Expenditures.    73

(continued)
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8.EVENTS OF DEFAULT; REMEDIES.    73
8.1Event of Default.    73
8.2Application of Payment    75
8.3Performance by Administrative Agent    76
9.ADMINISTRATIVE AGENT, COLLATERAL, AND AFFILIATES OF LENDERS.    76
9.1Authorization and Action.    76
9.2Administrative Agent and its Affiliates.    77
9.3Duties    78
9.4Administrative Agent’s Reliance, Etc.    79
9.5Sub-Agents    79
9.6Resignation.    80
9.7Lender Credit Decision    81
9.8Other Agent Titles    81
9.9Agent May File Proofs of Claim; Bankruptcy Events    81
9.10Collateral.    81
9.11Agency for Perfection    83
9.12Intercreditor Agreement.    83
10.MISCELLANEOUS    84
10.1Notices.    84
10.2Waivers; Amendments.    86
10.3Expenses; Indemnity; Damage Waiver.    87
10.4Successors and Assigns.    89
10.5Survival.    92
10.6Counterparts; Integration; Effectiveness    93
10.7Severability    93
10.8Right of Set-off    93
10.9Governing Law; Jurisdiction; Etc.    94
10.10WAIVER OF JURY TRIAL.    94
10.11Treatment of Certain Information; Confidentiality.    95
10.12Interest Rate Limitation    96
10.13USA Patriot Act    96
10.14Press Release and Related Matters    97
10.15No Duty    97
10.16No Fiduciary Relationship    97
10.17Construction    97
10.18Payments Set Aside    97
10.19Benefits of Agreement    97
10.20DISCRETIONARY FACILITY.    98
10.21ALTERNATE PRICING TECHNIOUES    98

(continued)
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LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1A	-	Approved Counterparties
Schedule 1.1B	-	Approved Depositories
Schedule 1.1C	-	Foreign Approved Depositories
Schedule 1.1D	-	CFC Approved Depositories
Schedule 1.1E	-	Approved Carriers
Schedule 1.1F	-	Approved Brokers
Schedule 1.1G	-	Existing Loan Agreements
Schedule 3.6	-	Litigation
Schedule 3.9	-	Taxes
Schedule 3.10	-	ERISA
Schedule 3.13	-	Owners of Borrower; Equity Rights
Schedule 3.14	-	Existing Subsidiaries and Investments
Schedule 3.15	-	Owned Real Property
Schedule 3.16	-	Environmental Matters
Schedule 6.1	-	Permitted Indebtedness
Schedule 6.8	-	Existing Restrictions

EXHIBITS:
Exhibit A	-	Assignment and Assumption
Exhibit B	-	Borrowing Base Certificate
Exhibit C	-	Form of Note
Exhibit D	-	Form of Borrower Assignment
Exhibit E	-	Form of Depository Letter
Exhibit F	-	Form of CFC Allonge
Exhibit G	-	Form of CFC Assignment
Exhibit H	-	Form of Intercreditor Agreement
Exhibit 2.3	-	Borrowing Request
Exhibit 2.5	-	Interest Election Request
Exhibit 2.14-1	-	U .S. Tax Compliance Certificate
Exhibit 2.14-2	-	U .S. Tax Compliance Certificate
Exhibit 2.14-3	-	U .S. Tax Compliance Certificate
Exhibit 2.14-4	-	U .S. Tax Compliance Certificate
Exhibit 2.18A	-	Declining Lender Notice
Exhibit 2.18B	-	Approving Lenders Notice
Exhibit 2.19	-	Form of Increase and Additional Lender Agreement
Exhibit 5.1	-	Compliance Certificate

This UNCOMMITTED CREDIT AGREEMENT (this “Agreement”) dated as of March 31, 2016, is by and among A-MARK PRECIOUS METALS, INC., a Delaware corporation (the “Borrower”), the LENDERS and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent.
WITNESSETH:
WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement a revolving credit; and
WHEREAS, the Lenders are willing to make available to the Borrower such revolving credit upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.DEFINITIONS

1.1    Defined Terms. As used in this Agreement (including the foregoing preamble and recitals), the following terms have the meanings specified below:
“Accounts Receivable” means, with respect to any Person, all of such Person’s “accounts” (as such term is defined in the UCC).
“Additional Lender” has the meaning assigned to such term in Section 2.19.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.
“Administrative Agent” means Rabobank, in its capacity as administrative agent for the Lenders under the Loan Documents, and any successor Administrative Agent appointed pursuant to Section 9.
“Administrative Questionnaire” means an administrative questionnaire delivered by each Lender in a form supplied by Administrative Agent.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (b) vote 15% or more of the securities having ordinary voting power for the election of the Board of Directors of such Person, or (c) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, that, for purposes of Section 6.7, the term “Affiliate” shall also include any individual that is an officer or director of the Person specified.
“Agent Account” means an account at an Approved Depository or a Foreign Approved Depository located in Canada, in each case for the storage of Precious Metals, which account is either: (i) in the name of the Administrative Agent on behalf of the Secured Parties, or (ii) in the name of the Borrower and subject to a Depository Agreement, provided that in respect of each Foreign Approved Depository located in Canada, the Foreign Collateral Lien Procedures shall have been satisfied.
“Agent Parties” means, collectively, Administrative Agent and its Related Parties.
“Agent’s Group” has the meaning assigned to such term in Section 9.2(b).
“Anti-Terrorism Laws” means any laws, regulations or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union, the Netherlands or the French Republic relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Margin” means, for any day, with respect to any Eurodollar Loan, the applicable margin per annum set forth below under the heading “Eurodollar Spread”, for the applicable Class of Loan:

Class of Loan	Eurodollar Spread
Revolving Credit Loan	2.50%
Bridge Loan	4.50%

“Appraisal Value” means the appraisal value of the CFC Collateral, on a liquidation basis, as determined by an appraiser acceptable to the Administrative Agent.
“Approved Broker” means any of the brokers listed on Schedule 1.1F hereto.
“Approved Carrier” means any of the carriers listed on Schedule 1.1E hereto.
“Approved Counterparty” means the Persons set forth on Schedule 1.1A hereto.
“Approved Depositories” means, subject to Section 5.2(i), any of the depositories or vault facilities located in the United States and listed on Schedule 1.1B hereto, which list may be amended from time to time with the prior written approval of the Required Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (d) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approving Lenders” has the meaning assigned to such term in Section 2.18 hereof.
“Assigned Bank Account” means available Dollars in or credited to any Deposit Account of the Borrower held at a bank in the United States which has signed a Control Agreement in respect of such Deposit Account, and which Deposit Account is subject to a perfected first priority lien in favor of the Administrative Agent, subject only to Liens in favor of the applicable depositary bank which are described in clause (g) of the definition of “Permitted Encumbrances”.
“Assigned Material” means Hedged Inventory that satisfies clause (i) of the definition thereof, valued at the Market Value thereof, that is not subject to any Lien other than a first priority perfected security interest granted to the Administrative Agent on behalf of the Secured Parties, and is, subject to Section 6.15, held in an Agent Account, provided, that the aggregate Market Value of Assigned Material included in the Borrowing Base at any time (before giving effect to the applicable advance rate) which is located at each Approved Depository or Foreign Approved Depository, when added to the aggregate Market Value of all Assigned Material - Unassigned Hedge at such location which is included in the Borrowing Base at such time (before giving effect to the applicable advance rate) shall not exceed the limit set forth across from such depository’s name on Schedule 1.1B or 1.1C hereto, as applicable.
“Assigned Material in Transit” means Hedged Inventory that satisfies clause (i) of the definition thereof, valued at the Market Value thereof, that is not subject to any Lien other than a first priority perfected security interest granted to the Administrative Agent on behalf of the Secured Parties, and is being transported to an Agent Account by an Approved Carrier within the United States or a province of Canada in respect of which the Foreign Collateral Lien Procedures have been satisfied, provided that the aggregate Market Value of all Assigned Material in Transit included in the Borrowing Base at any time (before giving effect to the applicable advance rate) and in the possession of such Approved Carrier shall not exceed the amount set forth across from such Approved Carrier's name on Schedule 1.1.
“Assigned Material – Unassigned Hedge” means Hedged Inventory that does not satisfy clause (i) of the definition thereof, valued at the Market Value thereof, that is not subject to any Lien other than a first priority perfected security interest granted to the Administrative Agent on behalf of the Secured Parties, and is, subject to Section 6.15, held in an Agent Account, provided, that the aggregate Market Value of Assigned Material – Unassigned Hedge included in the Borrowing Base at any time (before giving effect to the applicable advance rate) which is located at each Approved Depository or Foreign Approved Depository, when added to the aggregate Market Value of all Assigned Material at such location which is included in the Borrowing Base at such time (before giving effect to the applicable advance rate) shall not exceed the limit set forth across from such depository’s name on Schedule 1.1B or 1.1C hereto, as applicable.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 10.4), and accepted by Administrative Agent, substantially in the form of Exhibit A or any other form approved by Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.
“Base Rate” means, at any time, the greatest of (a) the Prime Rate at such time, (b) 1/2 of 1% in excess of the Federal Funds Effective Rate at such time, and (c) the Adjusted LIBO Rate for a Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%. For the purposes of this definition, the Adjusted LIBO Rate shall be determined using the Adjusted LIBO Rate as otherwise determined by Administrative Agent in accordance with the definition of “Adjusted LIBO Rate”, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by Administrative Agent for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or such Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate, or such Adjusted LIBO Rate, respectively. Base Rate, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate. For the avoidance of doubt, none of the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBO Rate shall at any time be less than 0.0%.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Borrower Assignment” shall mean an assignment substantially in the form of Exhibit D hereto, executed by the Borrower to the Administrative Agent with respect to a CFC Loan which has been assigned to the Borrower pursuant to a CFC Assignment, or such other form acceptable to the Administrative Agent and the Required Lenders.
“Borrowing” means Eurodollar Loans made or continued on the same date and as to which a single Interest Period is in effect.
“Borrowing Base” means, at any time, the sum of:
(a)    100% of Assigned Bank Accounts, plus
(b)    90% of Assigned Material, plus
(c)    90% of Assigned Material in Transit, plus
(d)    85% of Assigned Material – Unassigned Hedge, plus
(e)    85% of Domestic Confirmed Material, plus
(f)    80% of Foreign Material, plus
(g)    100% of Broker Account Equity; plus
(h)    80% Net Forward Unrealized Profit; plus
(i)    80% of Eligible Trade Receivables, plus
(j)    80% of U.S. Mint Spot Deferred Cash Receivable, plus
(k)    75% of Eligible Supplier Advances, plus
(l)    80% of Tier 1 CFC Loans; plus
(m)    70% of Tier 2 CFC Loans; minus
(n)    100% of Broker Account Negative Equity; minus
(o)    100% of Net Forward Unrealized Loss.
The Borrowing Base shall be determined as of each Report Date based on the Borrowing Base Certificate required to be delivered in respect of such Report Date pursuant to Section 5.1(f) (or, as of the Effective Date, pursuant to Section 4.1), provided, that, the Borrowing Base reported on each Borrowing Base Certificate shall be and remain in effect from and after the date of delivery thereof until the date of delivery to the Administrative Agent of the next Borrowing Base Certificate. In no event shall the aggregate Market Value of Assigned Material, Assigned Material in Transit and Assigned Material – Unassigned Hedge included in the Borrowing Base on any Report Date (after giving effect to the applicable advance rate) be less than an amount equal to 60% of the aggregate Market Value of Assigned Material, Assigned Material in Transit, Assigned Material – Unassigned Hedge, Domestic Confirmed Material and Foreign Material included in the Borrowing Base on such Report Date (after giving effect to the applicable advance rate). In no event shall any amounts described in categories (a) through (m) above which may fall into more than one of such categories be counted more than once when making the calculation under this definition.

“Borrowing Base Certificate” means a certificate signed by a Responsible Officer, substantially in the form of Exhibit B, with such changes thereto as Administrative Agent may from time to time reasonably request, and appropriately completed.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.
“Bridge Loan” means a Loan made to the Borrower under Section 2.1(b).
“Bridge Loan Cushion” means, at any time, the difference of the Gross Borrowing Base (as of the most recent Report Date) minus the Borrowing Base (as of the most recent Report Date).
“Bridge Loan Sublimit” means $10,000,000.
“Broker Accounts” means any accounts with an Approved Broker that are carried by the Borrower for trading in commodity futures or options contracts and which have been pledged and assigned to the Administrative Agent on behalf of the Secured Parties pursuant and subject to a Control Agreement.
“Broker Account Equity” means the positive net balance in each Broker Account which would remain to the credit of the Borrower upon the event of closing such Broker Account.
“Broker Account Negative Equity” means the absolute value of the negative net balance in each Broker Account which would remain as an obligation of the Borrower upon the event of closing such Broker Account.
“Bullion Collateral” means any CFC Collateral (other than Numismatic Collateral or Semi-Numismatic Collateral) which contains a premium over the then Spot Value of the fine troy ounce Precious Metal content of any item of such CFC Collateral of 25% or less, which determination is made in the good faith judgment of the Borrower and not objected to by the Required Lenders.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term Business Day shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Canadian Security Agreement” means the general security agreement governed by the laws of the Province of Ontario dated as of the Effective Date, between the Borrower as “Debtor”, and Administrative Agent, in form and substance reasonably acceptable to Administrative Agent.
“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding normal maintenance which is properly charged to operation) which are required to be capitalized under GAAP on a balance sheet of such Person.
“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Effective Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Effective Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.
“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (c) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, and (iii) has a rating of at least AA- from S&P and Aa3 from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); (d) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency); and (e) other short term liquid investments approved in writing by the Administrative Agent from time to time.
“CFC” means Collateral Finance Corporation, a Delaware corporation qualified to do business in California as a licensed lender, and its successors.
“CFC Acquired Loan” means a loan owing by a CFC Borrower, purchased by CFC from the owner of such loan.
“CFC Allonge” means an allonge substantially in the form of Exhibit F hereto, duly executed by CFC, the Borrower and the Administrative Agent and affixed to each CFC Note.
“CFC Approved Depositories” means any of the depositories or vault facilities identified as such that are listed, and subject to the Appraisal Value limits set forth, on Schedule 1.1D hereto, which list and/or limits, as applicable, may be amended from time to time with the prior written approval of the Required Lenders.
“CFC Assignment” means an assignment substantially in the form of Exhibit G hereto, executed by CFC to the Borrower with respect to a CFC Loan, or such other form acceptable to the Administrative Agent and the Required Lenders.
“CFC Borrower” means each Person which has received a loan pursuant to a CFC Loan Agreement or the applicable borrower under a CFC Acquired Loan.
“CFC Collateral” means Bullion Collateral coins, Numismatic Collateral coins and Semi-Numismatic Collateral coins, together with the cash and non-cash proceeds thereof, including any proceeds of insurance.

“CFC Loan” means each loan made by CFC to a CFC Borrower, or a CFC Acquired Loan, and any renewal or extension thereof.
“CFC Loan Agreement” means (i) each Commercial Finance Loan and Security Agreement between CFC and a CFC Borrower, as amended from time to time and (ii) each loan agreement evidencing a CFC Acquired Loan, as amended from time to time.
“CFC Loan Documents” means (i) in respect of each CFC Loan other than a CFC Acquired Loan) each CFC Loan Agreement, each CFC Assignment, each Borrower Assignment, each CFC Note, each CFC Allonge and each “Loan Document” (as defined in the CFC Loan Agreement), together with a UCC lien search as to the CFC Borrower and each UCC-1 Financing Statement filed by CFC naming CFC as secured party and a CFC Borrower as debtor, with respect to the CFC Collateral, as each may from time to time be amended, restated or renewed and (ii) in respect of each CFC Acquired Loan, each CFC Loan Agreement, each CFC Assignment, each Borrower Assignment, and each other loan document evidencing a CFC Acquired Loan, as each may from time to time be amended, restated or renewed.
“CFC Note” means each promissory note executed by a CFC Borrower, together with any renewal, extension or restatement of same.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption, taking effect or phase-in of any law, rule, regulation, or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, accounting authority or comparable agency or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, as amended from time to time, and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to “Basel III” (as amended from time to time) shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” indicates whether a Loan is a Revolving Credit Loan or a Bridge Loan.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means the property over which a Lien has been or is intended to be granted to Administrative Agent pursuant to the Security Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Borrower’s books, records, equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Administrative Agent. Collateral Access Agreements shall include, without limitation, all Depository Agreements and Depository Letters, provided, that they shall be in the forms as required under the definitions thereof.
“COMEX” means Commodities Exchange, Inc.
“COMEX Price” means, in respect of gold or silver, the settlement price per troy ounce at the close of business on any Business Day for a contract to sell such Precious Metal for delivery in the next subsequent month for which such a contract is offered for sale on the COMEX.

“Communication” has the meaning assigned to such term in Section 10.1(a).
“Compliance Certificate” has the meaning assigned to such term in Section 5.1(c).
“Confirmed Material” means Hedged Inventory (other than Assigned Material or Assigned Material - Unassigned Hedge) which is (i) not subject to any Lien other than the first priority perfected security interest granted to the Administrative Agent on behalf of the Secured Parties, and is located at an Approved Depository or a Foreign Approved Depository (subject to satisfaction of the Foreign Collateral Lien Procedures), in each case, that has entered into, and is in compliance with the terms of, a Depository Letter or (ii) HSBC London Inventory.
“Consolidated Current Assets” means, of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, excluding all amounts due from Affiliates (other than Special Affiliates), officers, employees, directors or shareholders of such Person.
“Consolidated Current Liabilities” means, of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.
“Consolidated Group” means, collectively, the Borrower and its Subsidiaries.
“Consolidated Intangible Assets” means, at any time, goodwill (including, without limitation, any amounts, however designated, representing the excess of the purchase price paid for assets or stock acquired subsequent to the date of this Agreement over the value assigned thereto on the books of the Consolidated Group), patents, trademarks, trade names, copyrights, and all other intangible assets of the Consolidated Group calculated on a consolidated basis as of such time.
“Consolidated Liabilities” means, at all times, the total of all liabilities appearing on the consolidated balance sheet of the Consolidated Group prepared in accordance with GAAP.
“Consolidated Tangible Assets” means (a) the total of all assets appearing on the consolidated balance sheet of the Consolidated Group prepared in accordance with GAAP, after deducting all proper reserves (including reserves for depreciation, obsolescence, and amortization), minus (b) the sum of (i) Consolidated Intangible Assets plus (ii) any amounts due from shareholders, Affiliates, officers, or employees of the Consolidated Group plus (iii) prepaid expenses of the Consolidated Group.
“Consolidated Tangible Net Worth” means, at any time, the total of Consolidated Tangible Assets less Consolidated Liabilities.
“Consolidated Working Capital” means, at any date, the difference of (a) Consolidated Current Assets of the Consolidated Group on such date less (b) Consolidated Current Liabilities of the Consolidated Group on such date.
“Contract Value” means, as of any date and with respect to any Forward Contract, the product of the number of units of Precious Metal which is the subject of such Forward Contract, multiplied by the price of each such unit as stated in such Forward Contract.
“Control Agreements” means, collectively, those control agreements in form and substance reasonably acceptable to Administrative Agent entered into among (a) the depository institution maintaining any deposit account, the securities intermediary maintaining any securities account, or commodity intermediary maintaining any commodity account, (b) the Borrower or Defaulting

Lender, as applicable, and (c) Administrative Agent, pursuant to which Administrative Agent obtains control (within the meaning of the applicable provision of the UCC) over such deposit account, securities account or commodity account. For the avoidance of doubt, the Security Agreement shall constitute a Control Agreement in respect of Deposit Accounts of the Borrower maintained with Rabobank.
“Controlled Account” means each Deposit Account that is subject to a Control Agreement.
“Conversion to Approving Lenders Funding Date” has the meaning assigned to such term in Section 2.18 hereof.
“Credit Extension” means the making of a Loan.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” and “Declining Lenders” have the meaning assigned to such terms in Section 2.18 hereof.
“Declining Lender Notice” has the meaning assigned to such term in Section 2.18 hereof.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means a per annum interest rate equal to (a) in the case of any Loans, 2% plus the rate otherwise applicable to such Loan (including the Applicable Margin) or (b) in the case of any other Obligation, 4% plus the Base Rate.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (subject to its right to become a Declining Lender at any time and/or to demand payment of any Obligations at any time (pursuant to the terms of this Agreement)) (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (subject to its right to become a Declining Lender at any time and/or to demand payment of any Obligations at any time (pursuant to the terms of this Agreement)), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to Borrower and each Lender.
“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies. Neither investment property nor accounts evidenced by an instrument shall constitute a Deposit Account for purposes of this Agreement.
“Depository Agreement” means an agreement, in form and substance acceptable to the Required Lenders, among an Approved Depository (or a CFC Approved Depository, as applicable) or Foreign Approved Depository located in Canada, the Borrower and the Administrative Agent on behalf of the Secured Parties, concerning an account with such Approved Depository (or a CFC Approved Depository, as applicable) or Foreign Approved Depository located in Canada, under which such Approved Depository (or a CFC Approved Depository, as applicable) or Foreign Approved Depository located in Canada, has agreed to release Precious Metals from such account only upon the written instruction of the Administrative Agent, provided, that in respect of each Foreign Approved Depository located in Canada, the Foreign Collateral Lien Procedures shall have been satisfied.
“Depository Letter” means an agreement substantially in the form of Exhibit E, or other agreement in form and substance acceptable to the Required Lenders, among the Borrower, the Administrative Agent and an Approved Depository or Foreign Approved Depository, as applicable.
“Disclosed Matters” means the actions, suits, and proceedings disclosed on Schedule 3.6 and the environmental matters disclosed on Schedule 3.16.
“Disposition” means any sale, assignment, lease, license, transfer, or other disposition of any property or assets (whether now owned or hereafter acquired) by the Borrower to any other Person other than sales of Inventory in the Ordinary Course of Business. The term “Dispose” as a verb has a corresponding meaning.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (e) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event are subject to the prior Full Satisfaction of the Obligations), (f) is redeemable at the option of the holder thereof (other than solely for Qualified

Equity Interests), in whole or in part, (g) provides for the scheduled payments of dividends in cash, or (h) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Revolving Credit Maturity Date.
“Dollars” or “$” refers to lawful money of the United States.
“Domestic Confirmed Material” means Confirmed Material that is located at an Approved Depository (and is not Foreign Material), subject to Section 6.15, provided, that the aggregate Market Value of Domestic Confirmed Material included in the Borrowing Base at any time (before giving effect to the applicable advance rate) which is located at each Approved Depository shall not exceed the limit set forth across from such depository’s name on Schedule 1.1B hereto.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions set forth in Section 4.1 are satisfied.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.4(b)(iii), 10.4(b)(vi), and 10.4(b)(vii) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Eligible CFC Loan” means each CFC Loan as to which the Administrative Agent has received the duly executed CFC Assignment and Borrower Assignment (or, in respect of such documents delivered on the Effective Date, copies thereof with the originally executed documents to be delivered to the Administrative Agent promptly thereafter), a copy of the applicable duly executed CFC Allonge and, upon request by the Administrative Agent, copies of the related CFC Loan Documents, in form, scope and substance, from time to time, acceptable to the Administrative Agent, which deliveries shall have been certified by an authorized officer of CFC and a Responsible Officer of the Borrower as being true and complete copies and are otherwise acceptable to the Administrative Agent, provided, in no event shall a CFC Loan be deemed an Eligible CFC Loan, (a) to the extent that the principal amount of such CFC Loan, together with the aggregate principal amount of all other outstanding CFC Loans made to the same CFC Borrower exceeds $5,000,000 (before giving effect to the applicable advance rate), or (b) if such CFC Loan is not in compliance with any of the laws and regulations of the State of California, including, but not limited to those pertaining to usury and the licensing of CFC as a licensed lender, or (c) if the term of such CFC Loan is more than six (6) months from the date such CFC Loan was made or if such CFC Loan is payable on demand, or (d) if any material provision of any CFC Loan Document in respect of such CFC Loan is not valid, binding and enforceable, on and against the applicable CFC Borrower; or (e) if the Administrative Agent’s security interest in the applicable CFC Collateral or the applicable

CFC Loan Documents is not a valid and perfected first priority Lien in favor of the Administrative Agent, or (f) if the CFC Borrower of such CFC Loan or CFC shall have any defense, setoff or other claim or right to reduce the amount payable under the applicable CFC Loan Documents or CFC’s obligations to the Borrower, or (g) if any payment default or bankruptcy default under the applicable CFC Loan Documents shall have occurred with respect to the applicable CFC Borrower or CFC, or (h) the CFC Collateral for such CFC Loan is not held at a CFC Approved Depository which has executed a Depository Letter under which the Administrative Agent shall have the right to take exclusive control over such CFC Collateral, or (i) the Borrower or CFC shall have granted (or suffered to exist), a Lien in, or assigned to any Person (other than the Administrative Agent on behalf of the Secured Parties and, in respect of CFC, to the Borrower), any of its rights in such CFC Loan or any related CFC Collateral, CFC Note or other CFC Loan Documents, or (j) if it is a CFC Acquired Loan and the CFC Collateral therefor is not subject to a valid and enforceable purchase money security interest (as defined in the UCC) which has been validly assigned (directly or indirectly) to the Administrative Agent, or (k) if the applicable CFC Loan Documents constituting chattel paper do not contain a legend indicating the Administrative Agent’s Lien, in form and substance reasonably satisfactory to the Administrative Agent.
“Eligible Precious Metals” means Inventory of the Borrower which is Precious Metals that complies with each of the representations and warranties respecting Precious Metals Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Required Lenders in their Permitted Discretion to address the results of any field examination or appraisal performed by Administrative Agent from time to time after the Effective Date. An item of Precious Metals Inventory shall not be included in Eligible Precious Metals if:
(a)    it is not owned by the Borrower;
(b)    it is commingled with the property of any other Person;
(c)    it is not currently saleable in the Ordinary Course of Business without any notice to, or consent of, any Governmental Authority, and does not comply with all standards of any Governmental Authority;
(d)    it has been shipped or delivered to a customer on consignment, a sale or return basis, or on the basis of any similar understanding;
(e)    it is located outside the United States and the Foreign Collateral Lien Procedures have not been satisfied; or
(f)    it is evidenced by (i) negotiable documents or title which are not endorsed in blank or to the order of the Administrative Agent and in the possession of the Administrative Agent or (ii) non-negotiable documents of title which are not issued in the Administrative Agent's name and in the possession of the Administrative Agent.
Any Precious Metals Inventory which is at any time Eligible Precious Metals, but which subsequently satisfies any of the foregoing exclusion criteria, shall forthwith cease to be Eligible Precious Metals until such time as such Precious Metals Inventory no longer satisfies any of the foregoing exclusion criteria. Without limitation of the foregoing, Precious Metals owned by the Borrower which are subject to an agreement under which the counterparty thereto has the right to require the Borrower to re-sell such Precious Metals to such counterparty (a “Repo”) shall not be excluded from Eligible Precious Metals solely because of such arrangement.

“Eligible Supplier Advance” means, at any date of calculation thereof, the funds (or the Market Value of Precious Metals) advanced by the Borrower within the previous ten (10) Business Days to any Approved Counterparty in payment for Precious Metals which are in the process of shipment or which have been received by the Borrower at an Approved Depository but which have not yet been assayed or certified by the Borrower, provided that upon receipt by the Borrower of such Precious Metals or upon such assaying or certification, as applicable, such Precious Metals shall be Assigned Material, Domestic Confirmed Material or Assigned Material – Unassigned Hedge, provided, further that the aggregate total amount of Eligible Supplier Advances made to each Approved Counterparty that are included in the Borrowing Base at any one time (before giving effect to the applicable advance rate) when added to all Eligible Trade Receivables owing by such Approved Counterparty (and its Affiliates) which are included in the Borrowing Base at such time (before giving effect to the applicable advance rate), shall not exceed the amount set forth across from such Approved Counterparty's name on Schedule 1.1A hereto. Negative balances in Open Spot Deferred Positions on the books of the Borrower shall in no event be netted against Eligible Supplier Advances made to the U.S. Mint.
“Eligible Trade Receivables” means, as at any date, all Accounts Receivable of the Borrower that comply with each of the representations and warranties respecting Eligible Trade Receivables in the Loan Documents and that are not excluded as ineligible by virtue of the failure to satisfy any of the requirements set forth below, provided, that such criteria may be revised from time to time by the Required Lenders in their Permitted Discretion to address the results of any field examination performed by (or on behalf of) Administrative Agent from time to time after the Effective Date. In determining the amount to be included, Eligible Trade Receivables shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, rebates, advertising charges, finance charges, or service charges. An Account Receivable shall be an Eligible Trade Receivable only if it satisfies each of the following requirements: (i) it arises in the Ordinary Course of Business of the Borrower and is evidenced by proper entries in the Borrower’s accounting records; (j) it is valid, legally enforceable and is not subject to offset, defense, counterclaim or dispute; (k) it is subject to a first priority perfected Lien in favor of the Administrative Agent on behalf of the Secured Parties and no other Lien; (l) it has a due date that corresponds with customary industry practice and is not more than ten (10) Business Days from the invoice date, and not overdue; (m) it is not due from an Affiliate; (n) the Borrower has the full and unqualified right to assign and grant a Lien in such Account Receivable as security for Obligations; (o) such Account Receivable is evidenced by an invoice rendered to the applicable account debtor and is not evidenced by any instrument or chattel paper; (p) such Account Receivable arises from the sale of goods which have been shipped or delivered to the applicable account debtor or to shipping address(es) designated by such account debtor; (q) with respect to such Account Receivable, the applicable account debtor is incorporated or primarily conducting business in the United States, other than mints or other counterparties to which the Borrower sells in the Ordinary Course of Business, so long as such mints or counterparties shall have been approved in writing by the Administrative Agent and the Required Lenders; (r) such Account Receivable is not owing by an account debtor with respect to which 10% or more of the aggregate balance of all Accounts Receivable owing by such account debtor does not comply with the requirements in clause (d) above, excluding such account debtors that shall have been approved in writing by the Required Lenders; (s) in the event the Borrower is indebted in any manner to the applicable account debtor, only the excess of the amount then owed by the Borrower to such account debtor over the amount of the applicable Account Receivable shall be included as an Eligible Trade Receivable; (t) such Account Receivable is not subject to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727) unless the Borrower has complied in all respects with the provisions of such Act; and (i) such Account Receivable, when added to all other Accounts Receivable owing from the same account debtor (and its Affiliates) that are included in the Borrowing Base on the applicable Report Date, does not exceed $2,500,000 (before giving effect to the applicable advance rate), unless such account debtor is an Approved Counterparty in which case such Account Receivable, when added to all other Accounts Receivable owing from the same Approved Counterparty (and its Affiliates) that are included in the Borrowing Base on the applicable Report Date (before giving effect to the applicable advance rate) and all Eligible Supplier Advances made to such Approved Counterparty which are included in the Borrowing Base on such Report Date (before giving effect to the applicable advance rate), does not exceed the limit set forth across from the name of such Approved Counterparty on Schedule 1.1A hereto. Negative balances in Open Spot Deferred Positions on the books of the Borrower shall in no event be netted against Eligible Trade Receivables owing by the U.S. Mint.
“Engagement Letter” means the Engagement Letter dated October 29, 2015 (as amended, supplemented or otherwise modified from time to time) between the Borrower and Rabobank (formerly known as Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A, “Rabobank Nederland”, New York Branch).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, permits, orders, decrees, judgments, injunctions, notices, or binding agreements issued, promulgated, or entered into by any Governmental Authority, regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of the environment, natural resources, or the generation, use, treatment, storage, handling, transportation, or release of, or exposure to, Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect.
“Environmental Liability” means any liability, contingent, or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, or indemnities) in favor of any Governmental Authority, of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.
“Equity Issuance” means (u) any issuance or sale by the Borrower on or after the Effective Date of (i) any of its Equity Interests or (ii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in such Person, or (v) the receipt by the Borrower after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, with respect to the Borrower, any corporation or other trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (w) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (x) the failure to make sufficient contributions to a Plan for any plan year which, in the aggregate, are less than the minimum required contribution determined under Section 412 of the Code, Section 430 of the Code, or Section 303 of ERISA for the Plan for the plan year, (y) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, (z) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (aa) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (bb) the receipt by the Borrower, any of its ERISA Affiliates, or any plan administrator of any notice from the PBGC relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (cc) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (dd) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Illegality Notice” has the meaning assigned to such term in Section 2.16(a).
“Event of Default” has the meaning assigned to such term in Section 8.1.
“Executive Order” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (ee) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (ff) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Line Portion pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Line Portion (other than pursuant to an assignment request by Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (gg) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g), and (hh) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Loan Agreements” means the loan agreements set forth on Schedule 1.1G hereto, as amended, supplemented or otherwise modified prior to the Effective Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain fee letter, dated as of the Effective Date, executed by Borrower setting forth the applicable fees relating to this Agreement to be paid to Administrative Agent, on its behalf and on behalf of the Lenders.
“Financing Statement” means a financing statement filed pursuant to (a) the UCC, on form UCC-1 or other required form, (b) the Personal Property Security Act (Ontario), (c) the Personal Property Security Act (Alberta), or (d) the equivalent thereof in any other jurisdiction, as in effect from time to time.
“Fiscal Quarter” means each fiscal quarter of the Borrower in each Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower, which consists of a twelve-month period, ending on each June 30.
“Foreign Approved Depositories” means any of the foreign depository institutions or vault facilities listed on Schedule 1.1C hereto, which list may be amended from time to time with the prior written approval of the Required Lenders.
“Foreign Collateral Lien Procedures” means in respect of Precious Metals located outside the United States:
(i)    the Borrower shall have delivered to the Administrative Agent and the Lenders (a) a duly executed security agreement governed by the laws of jurisdiction in which such Precious Metals are located, and (b) if requested by the Administrative Agent, (x) written evidence that the applicable depository shall have been notified of and shall have acknowledged in writing the Administrative Agent’s first priority Lien in the Precious Metals held by such depository, (y) an agreement duly executed by the applicable depository requiring, among other things, such depository to comply with directions of the Administrative Agent upon notice from the Administrative Agent and/or (z) other documentation requested by the Administrative Agent in its sole discretion as may be necessary or advisable to provide a first priority perfected Lien (or the equivalent under local law) in the relevant Precious Metals located at such depository;
(ii)    the Borrower shall have delivered to the Administrative Agent evidence of the filing with all necessary Governmental Authorities of Financing Statements and

other registrations of pledge or Lien which may be requested by the Administrative Agent in its sole discretion; and
(iii)    if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent and the Lenders an opinion or opinions of counsel to the Borrower (or, if the Administrative Agent shall agree, counsel to the Administrative Agent) licensed to practice in the jurisdiction in which such depository is located opining as to the attachment, perfection and priority of the related security interest and any other matters reasonably requested by the Administrative Agent.
“Foreign Lender” means any Lender or Participant that is not a U.S. Person.
“Foreign Material” shall mean Confirmed Material held at a Foreign Approved Depository, in respect of which (other than HSBC London Inventory) the Foreign Collateral Lien Procedures shall have been satisfied, provided, that the aggregate Market Value of Foreign Material included in the Borrowing Base at any time (before giving effect to the applicable advance rate) which is located at each Foreign Approved Depository shall not exceed the limit set forth across from such depository’s name on Schedule 1.1C hereto.
“Foreign Subsidiary” means any Subsidiary of Borrower that is (ii) not a U. S. Person and (jj) a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which Borrower (or any corporation which in addition to Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.
“Forward Contract” means a contract (which is not held in any Broker Account) between the Borrower and a counterparty which has not been disapproved of (in writing) by the Administrative Agent, for the purchase or sale of Precious Metals, at a stated price and at a future date, no later than one year after the date the contract is signed.
“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date, (i) the principal of and interest accrued to such date on the Loans shall have been paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than contingent amounts for which a claim has not been made) shall have been paid in full in cash and (iii) the Revolving Line Portions shall have expired or irrevocably been terminated.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).
"German Security Agreement" means the security transfer agreement governed by German law dated as of the date hereof, between the Borrower as "Transferor", and the Administrative Agent as "Transferee", in form and substance reasonably acceptable to the Administrative Agent.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government including any supra-national bodies (such as the European Union or the European Central Bank).
“Gross Borrowing Base” means, at any time, the Borrowing Base as reported on the most recently delivered Borrowing Base Certificate as required hereunder, before application of the advance rates included therein.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (kk) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ll) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (mm) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (nn) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, or (oo) entered into for the purpose of assuring in any other manner the holder of such Indebtedness or other obligation of the payment or performance thereof or to protect such holder against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious, or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedged Inventory” means all Eligible Precious Metals owned by the Borrower which has been hedged by the Borrower in accordance with its risk management policies with (i) futures contracts carried in a Broker Account or (ii) Forward Contracts with a fixed price and a delivery date of not more than one (1) year and with a counterparty that has not been objected to by the Administrative Agent or any of the Required Lenders.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, currency options, spot contracts, collar transactions, commodity price protection agreement, rate swap transactions, basis swaps, forward rate transactions, or other interest rate, currency exchange rate, or commodity price hedging arrangement, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), designed to provide protection against fluctuations in interest rates, currency exchange rates, or commodity prices, whether or not any such transaction is governed by or subject to any master agreement.
“HSBC London Inventory” means Precious Metals Inventory of the Borrower maintained by, or credited to an account of the Borrower maintained by, HSBC Bank Plc, 8 Canada Square, London, United Kingdom E145HQ, which is subject to no Liens other than the Liens of HSBC Bank Plc and the Administrative Agent.
“Incremental Revolving Credit Facility” has the meaning assigned to such term in Section 2.19.
“Indebtedness” of any Person (the “Subject Person”) means, without duplication, (pp) all indebtedness for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily paid), (qq) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability on such Person’s balance sheet, including seller notes and earn-out obligations but specifically excluding accrued expenses and trade payables arising or incurred in the Ordinary Course of Business and, in connection with such trade payables, payable on trade terms customary in the industry, (rr) the maximum stated amount of all letters of credit issued or acceptance facilities established for the account of such Subject Person and, without duplication, all drafts drawn thereunder, (ss) all Capital Lease Obligations, (tt) all Synthetic Lease Obligations and all obligations under any securitization facility or other similar off-balance sheet financing product to which such Subject Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes, (uu) any Disqualified Equity Interests of such Subject Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (vv) any obligations of such Subject Person under conditional sales contracts and similar title retention instruments with respect to property acquired, (ww) all obligations under any Hedging Agreement (measured at the Termination Value thereof), (xx) indebtedness owing by a partnership in which such Subject Person is a general partner to the extent of recourse to such Subject Person for the payment of such indebtedness, (yy) all indebtedness referred to in clauses (a) through (i) of this definition of another Person secured by any Lien on any property of such Subject Person, whether or not such indebtedness has been assumed, in an amount not to exceed the fair market value of the property of such Subject Person securing such indebtedness, and (zz) all Guarantees by such Subject Person of indebtedness referred to in clauses (a) through (i) of this definition of others.
“Indemnified Taxes” means ([[) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (aaa) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.3(b).
“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof, substantially in the form of Exhibit H, among the Administrative Agent, HSBC Bank USA, N.A., Mitsubishi International Corporation and Rabobank, as amended, supplemented or otherwise modified from time to time.

“Interest Election Request” means a request by Borrower to continue a Borrowing in accordance with Section 2.5.
“Interest Payment Date” means (a) in respect of each Revolving Credit Loan (i) with an Interest Period of one day, the last Business Day of each month and (ii) with an Interest Period of one week or one month, the maturity date of such Revolving Credit Loan and (b) in respect of each Bridge Loan, the last Business Day of each month.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date which is (x) in respect of Revolving Credit Loans, one day or one week thereafter or the numerically corresponding day in the calendar month that is one month thereafter and (y) in respect of Bridge Loans, the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in each case, as the Borrower may elect in accordance with Section 2.5; provided that (bbb) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of an Interest Period of less than one month) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ccc) any Interest Period of one month or longer that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Each Interest Period for a Revolving Credit Loan with an Interest Period of greater than one day shall be coterminous with its maturity date.
“Inventory” means, with respect to any Person, all of the “inventory” (as such term is defined in the UCC) of such Person.
“Investment” means, for any Person: (ddd) the acquisition (whether for cash, property, services, or securities or otherwise) of bonds, notes, debentures, or Equity Interests or other securities or substantially all the assets of, or any line of business or division of, any other Person, or the acquisition of assets of another Person that constitute a business unit, or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), whether direct or indirect or in one transaction or series of transactions; (eee) the making of any advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (fff) the entering into of any Hedging Agreement; (ggg) the entering into of any joint venture; or (i) or the creation or establishment of any Subsidiary.
“Lenders” means the Persons party hereto as a “Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Total Bank Debt of the Consolidated Group as of such date, to (b) Consolidated Working Capital.
“LIBO Rate” means, with respect to any Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration

(or any other Person that takes over the administration of such rate) for deposits in Dollars with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 1:00 p.m., New York City time, on the first Business Day of such Interest Period; provided that in no event shall the LIBO Rate be less than zero. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Borrowing for such Interest Period shall be the rate at which Dollar deposits in the amount of the requested Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 1:00 p.m., New York City time, on the first day of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, option, levy, execution, attachment, garnishment, hypothecation, assignment for security, deposit arrangement, encumbrance, charge, security interest, or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Fee Letter, the Engagement Letter, all Borrowing Requests, all Interest Election Requests, all Collateral Access Agreements, all Depository Agreements, all Depository Letters, each CFC Loan Assignment, each Borrower Assignment, each CFC Note relating to a CFC Assignment or Borrower Assignment and all other documents, instruments, certificates, and agreements executed, delivered, or acknowledged by the Borrower (other than Organizational Documents) in connection with or contemplated by this Agreement.
“Loans” mean the loans made by the Lenders to the Borrower pursuant to this Agreement in the form of a Revolving Credit Loan or Bridge Loan.
“Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.
“Market Value” means, with respect to any Precious Metal, as of any date, the Dollar amount that is the product of the number of fine troy ounces of such Precious Metal multiplied by: (i) in the case of gold and silver, the COMEX Price; and (ii) in the case of palladium and platinum, the NYMEX Price, in each case, subject to the provisions of Section 10.21.
“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (a) the business, assets, operations, liabilities, prospects, or condition, financial or otherwise, of the Guarantor, the Borrower or any of their Subsidiaries either individually or taken as a whole, (b) the ability of the Borrower to pay the Obligations and to perform any of their material obligations under this Agreement or any of the other Loan Documents, (c) the legality, validity, binding effect, or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of or benefits available to Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents, or (e) the value of the Collateral, taken as a whole.
“Material Indebtedness” means Indebtedness (other than the Loans), of the Borrower or any of its Subsidiaries in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,000,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the Termination Value thereof.
“Maximum Rate” has the meaning assigned to such term in Section 10.12.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37)) or 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliate is bound.
“Net Forward Unrealized Loss” means the amount by which the aggregate Unrealized Loss in all Forward Contracts exceeds the aggregate Unrealized Profit in all applicable Forward Contracts.
“Net Forward Unrealized Profit” means the amount by which the aggregate Unrealized Profit in all applicable Forward Contracts exceeds the aggregate Unrealized Loss in all Forward Contracts, provided, that the aggregate Net Forward Unrealized Profit included in the Borrowing Base at any time shall not exceed $5,000,000 (before giving effect to the applicable advance rate).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (hhh) requires the approval of all affected Lenders in accordance with the terms of Section 10.2 and (iii) has been approved by Administrative Agent and the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” the collective reference to the promissory notes of the Borrower evidencing the Loans, as amended, supplemented or otherwise modified from time to time.
“Notice of Incremental Revolving Credit Facility” has the meaning assigned to such term in Section 2.19.
“Numismatic Collateral” means any CFC Collateral (other than Bullion Collateral or Semi-Numismatic Collateral) which contains a premium over the then Spot Value of the fine troy ounce Precious Metal content of any item of such CFC Collateral of 100% or more, which determination is made in the good faith judgment of the Borrower.
“NYMEX” means New York Mercantile Exchange, Inc.
“NYMEX Price” means, in respect of palladium or platinum, the settlement price per troy ounce at the close of business on any Business Day for a contract to sell such Precious Metal for delivery in the next subsequent month for which such a contract is offered for sale on the NYMEX.
“Obligations” means all of the obligations, indebtedness and liabilities of the Borrower to the Lenders and Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest, fees, and expenses that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Law, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.
“OFAC” has the meaning assigned to such term in the definition of “Sanctions”.

“Open Spot Deferred Position” shall mean a transaction under which the Borrower or another Person sells Precious Metals to the U.S. Mint and contemporaneously therewith, the Borrower enters into a contract with the U.S. Mint (to provide a hedge to the U.S. Mint for such sale) under which the Borrower agrees to purchase an equivalent amount of the same type of Precious Metals at a fixed price on a future date.
“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as applicable, substantially as previously conducted by it or otherwise substantially consistent with past practice prior to such transaction, in each case, undertaken by it in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organizational Documents” means, with respect to any Person (jjj) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (kkk) in the case of any limited liability company, the certificate or articles of formation and operating agreement (or similar documents) or such Person, (lll) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (mmm) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (nnn) in any other case, the functional equivalent of the foregoing, and (ooo) any shareholder, voting trust, or similar agreement between or among any holders of Equity Interests of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that relate to any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).
“Ownership Based Financing” means a transaction whereby an Ownership Based Financing Counterparty purchases Precious Metals from the Borrower and the Borrower has the option, but not the obligation (contingent or otherwise) to repurchase any amount of such Precious Metals at a later date.
“Ownership Based Financing Counterparty” means a Lender or an Affiliate of a Lender, or other bank or financial institution (acceptable to the Administrative Agent), in each case which has entered into an Ownership Based Financing.
“Ownership Based Financing Property” means Precious Metals transferred to an Ownership Based Financing Counterparty under an Ownership Based Financing.
“Participant” has the meaning assigned to such term in Section 10.4.
“Participant Register” has the meaning assigned to such term in Section 10.4.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means: (ppp) Liens for taxes or governmental charges or levies not yet due or being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure or sale on account thereof); (qqq) Liens in respect of property imposed by law arising in the Ordinary Course of Business such as materialmen’s, carrier’s, mechanic’s, landlord’s, warehousemen’s, and other like Liens, provided, that such Liens secure only amounts not more than 30 days past due or are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (rrr) pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation insurance, unemployment insurance, pensions or social security or other insurance programs; (sss) Liens arising from good faith deposits in connection with or to secure performance of utilities, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (other than obligations in respect of the payment of borrowed money) in each case incurred in the Ordinary Course of Business; (ttt) easements, rights-of-way, servitudes, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the value of such property or use of such property for its intended purposes or interfering with the ordinary conduct of business of the Borrower; (uuu) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.1 provided the enforcement of such Lien is effectively stayed; (g) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions or in favor of collecting banks or nominating banks in each case incurred in the Ordinary Course of Business (including Liens of an issuer of a letter of credit or nominated person (as defined in the UCC) in such letter of credit and the documents presented thereunder); (h) Liens in favor of Administrative Agent granted pursuant to the Security Documents; and (i) Liens in Specific Collateral, in favor of Persons party to the Intercreditor Agreement (subject to the terms of the Intercreditor Agreement).
“Permitted Ownership Based Financing” means an Ownership Based Financing between the Borrower and an Ownership Based Financing Counterparty which satisfies the following conditions precedent: both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and no mandatory prepayment under Section 2.8(b) shall then be required.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 10.1(d).
“PPSA” means the Personal Property Security Act as in effect from time to time (except as otherwise specified) in any applicable province or jurisdiction.

“Precious Metals” means gold, silver, platinum and palladium, whether in the form of bars, coins, ingots, rods, rounds, alloy, sponge, grain, scrap, or shot, in each case with a metal fineness threshold of at least 90% and otherwise consistent with generally accepted standards of quality in the precious metals industry.
“Prime Rate” means the rate of interest per annum published in the Wall Street Journal as the “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day.
“Pro Rata Share” means, with respect to any Lender and except as set forth in clause (b) below:
(a)(x)    with respect to any Loan made at any time prior to any Conversion to Approving Lenders Funding Date, the ratio of (i) the amount of the Revolving Line Portion of such Lender on the date of borrowing to (ii) the aggregate amount of the Revolving Line Portions of all of the Lenders on the date of borrowing; provided that if at the time of the calculation one or more Defaulting Lenders exists, the Pro Rata Shares are subject to reallocation as provided in Section 2.17, and
(y)    with respect to any Loan made on or after a Conversion to Approving Lenders Funding Date, (i) if such Lender is an Approving Lender with respect to such Loan as of the borrowing date of such Loan, the ratio of (I) the amount of the Revolving Line Portion of such Approving Lender on such date to (II) the aggregate amount of the Revolving Line Portions of all Approving Lenders on such date and (ii) if such Lender is a Declining Lender as of the borrowing date of such Loan, 0%, provided that if at the time of the calculation, one or more Defaulting Lenders exists, the Pro Rata Shares are subject to reallocation as provided in Section 2.17.
(b)with respect to any Lender in respect of any indemnity claim under Section 10.3(c) arising out of an action or omission of the Administrative Agent under this Agreement, the ratio of (i) the amount of the Revolving Line Portion of such Lender to (ii) the aggregate amount of the Revolving Line Portions of all of the Lenders.
If the Revolving Line Portions have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Line Portions most recently in effect, giving effect to any assignments.
“Qualified Equity Interest” means and refers to any Equity Interests issued by the Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.
“Recipient” means (vvv) Administrative Agent and (www) any Lender, as applicable.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (xxx) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith, (yyy) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders, (zzz) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed, or extended Indebtedness, and ([[[) the Indebtedness that is refinanced, renewed, or extended is not recourse to the Borrower or any of its Subsidiaries unless such Person was obligated with respect to the Indebtedness that was refinanced, renewed, or extended or secured by any property other than property that secured the Indebtedness that was refinanced, renewed, or extended.
“Register” has the meaning assigned to such term in Section 10.4.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact, and representatives of such Person and of such Person’s Affiliates.
“Repo” has the meaning given to such term in the definition of Eligible Precious Metals.
“Report Date” has the meaning assigned to such term in Section 5.1(f) and shall also include the Borrowing Base reporting date described in Section 4.1(h).
“Required Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Line Portions representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Line Portions at such time; provided, the Revolving Credit Exposures and unused Revolving Line Portions of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, principal accounting officer, treasurer, or controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Responsible Officer shall be presumed to have acted on behalf of the Borrower.
“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities, or other property) with respect to any Equity Interest of or issued by such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any Equity Interest of or issued by such Person or any payment of management fees or consulting fees to any holder of Equity Interests of such Person.
“Revolving Credit Availability Period” means the period from and including the Effective Date and ending on the earlier of (i) the Business Day immediately preceding the Revolving Credit Maturity Date, (ii) the date of termination of the Revolving Line Portions pursuant to the terms hereof and (iii) the date of demand by the Required Lenders for payment of the Obligations.
“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.
“Revolving Credit Lender” means a Lender.
“Revolving Credit Loan” means a Loan made pursuant to Section 2.1(a).
“Revolving Credit Maturity Date” means March 31, 2017.
“Revolving Line Portion” means at any time, with respect to each Lender, the obligation, if any, of such Lender to consider requests to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure at such time hereunder, as such obligation may be (aaaa) reduced from time to time pursuant to Sections 2.6 or 2.16(b), or (bbbb) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Revolving Line Portion is set forth below its name on its signature page hereto, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The initial aggregate amount of the Lenders’ Revolving Line Portions is $225,000,000.
“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
“Sanctioned Person” has the meaning assigned to such term in Section 3.17.
“Sanctions” means any sanctions imposed or administered by or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, the French Republic or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” means, collectively, Administrative Agent and the Lenders.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Agreement” means the Security Agreement dated as of the Effective Date, between the Borrower as “Debtor”, and Administrative Agent, in form and substance reasonably acceptable to Administrative Agent.
“Security Documents” means, collectively, the Security Agreement, the Canadian Security Agreement, the German Security Agreement, the Control Agreements, and each other agreement, instrument, or document that creates or purports to create a Lien in favor of Administrative Agent and all UCC financing statements and fixture filings required by the Security Agreement, all PPSA filings (or equivalent) required or made pursuant to the Canadian Security Agreement, or such other agreement, instrument, or document to be filed with respect to the Liens on personal property and fixtures created pursuant thereto and each other security agreement or other document executed and delivered after the Effective Date to secure any of the Obligations.
“Semi-Numismatic Collateral” means any CFC Collateral (other than Bullion Collateral or Numismatic Collateral) which contains a premium over the then Spot Value of the fine troy ounce Precious Metal content of any item of such CFC Collateral of greater than 25% and less than 100%, which determination is made in the good faith judgment of the Borrower.
“Solvent” means, with respect to any Person, that as of the date of determination, (cccc) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (dddd) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date of determination; (eeee) such Person has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ffff) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), (ii) “debt” means liability on a “claim,” and (iii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Special Affiliate” means JM Bullion, Inc. a Delaware corporation, Silver Gold Bull, an Alberta corporation, Stack’s-Bowers Numismatics, LLC, a Delaware corporation, and any other Affiliate of the Borrower requested by the Borrower to be a Special Affiliate, subject to the prior written approval of the Required Lenders, so long as in each case, such Person or the Borrower shall not have the power, directly or indirectly, to vote more than 30% of the securities having ordinary voting power for the election of the Board of Directors of the other.
“Specific Collateral” has the meaning given to such term in the Intercreditor Agreement.
“Specific Debt” has the meaning given to such term in the Intercreditor Agreement.
“Spot Value” means the value of a particular item of CFC Collateral as determined by reference to a published value as of the date of determination by a reputable recognized source in the Precious Metal industry, acceptable to the Administrative Agent.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person of which more than 50% of the Equity Interests or more than 50% of the ordinary voting power, are as of such date, owned, controlled or held by the parent (either directly or through one or more intermediaries or both). Unless otherwise specified, Subsidiary means a Subsidiary of the Borrower.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (gggg) a so-called synthetic, off-balance sheet or tax retention lease, or (hhhh) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax Affiliate” means (iiii) the Borrower and its Subsidiaries and (jjjj) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined, or unitary tax returns.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Termination Value” means, in respect of any Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (kkkk) for any date on or after the date such Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (llll) for any date prior to the date referenced in clause (a) of this definition the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include any Lender or any Affiliate of any Lender).
“Tier 1 CFC Loan” means the principal amount outstanding of an Eligible CFC Loan which is secured by Bullion Collateral and no other CFC Collateral, provided, that (i) the principal amount outstanding of such Eligible CFC Loan included in the Borrowing Base as of any Report Date shall not as of such Report Date exceed an amount equal to 80% of the Market Value of such Bullion Collateral and (ii) Tier 1 CFC Loans included in the Borrowing Base as of any Report Date, when added to Tier 2 CFC Loans included in the Borrowing Base as of such Report Date, shall not exceed $50,000,000 (before giving effect to the applicable advance rate).
“Tier 2 CFC Loan” means the principal amount outstanding of an Eligible CFC Loan which is secured by CFC Collateral other than Bullion Collateral, provided, that (i) the principal amount outstanding of such Eligible CFC Loan included in the Borrowing Base as of any Report Date shall not as of such Report Date exceed an amount equal to (x) in respect of such Eligible CFC Loans secured by Numismatic Collateral, 75% of the Appraisal Value of such Numismatic Collateral and (y) in respect of such Eligible CFC Loans secured by Semi-Numismatic Collateral, 85% of the Appraisal Value of such Semi-Numismatic Collateral, (ii) Tier 2 CFC Loans included in the Borrowing Base as of any Report Date shall not exceed $18,750,000 (before giving effect to the applicable advance rate) and (iii) Tier 2 CFC Loans included in the Borrowing Base as of any Report Date, when added to Tier 1 CFC Loans included in the Borrowing Base as of such Report Date, shall not exceed $50,000,000 (before giving effect to the applicable advance rate).
“Total Bank Debt” means, with respect to any member of the Consolidated Group on any date of determination, without duplication, all obligations of the type described in clauses (a) through (g) of the definition of “Indebtedness” owing to banks and financial institutions and any Guarantee by any member of the Consolidated Group of any of the foregoing for which a demand for payment has been received, and specifically including, without limitation, the amount of all Obligations.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is intended to be a party and the consummation of the transactions contemplated thereby, the borrowing of Loans, the use of the proceeds thereof, the grant by the Borrower of the Liens granted by it pursuant to the Security Documents, the repayment in full of all obligations under the Existing Loan Agreements, and the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“UCC” means the New York Uniform Commercial Code as adopted in the State of New York; provided, in connection with any Lien granted under any Security Document, if the laws of any other jurisdiction within the United States would govern the perfection or enforcement of such

Lien, “UCC” means the Uniform Commercial Code as in effect in such jurisdiction with respect to such Lien.
“United States” and “U.S.” mean the United States of America.
“Unrealized Loss” means, with respect to Forward Contracts, the amount by which the Value exceeds the Contract Value for each Forward Contract under which the Borrower is a seller, or the amount by which the Contract Value exceeds the Value for each Forward Contract under which the Borrower is a buyer, in each case net of margin consisting of cash posted by the Borrower with any applicable Forward Contract counterparty.
“Unrealized Profit” means, with respect to all Forward Contracts, the amount by which the Value exceeds the Contract Value for each Forward Contract under which the Borrower is a buyer, or the amount by which the Contract Value exceeds the Value for each Forward Contract under which the Borrower is a seller, in each case net of margin consisting of cash held by the Borrower from any applicable Forward Contract counterparty.
“U.S. Mint Spot Deferred Cash Receivable” shall mean the amount of net margin receivable by the Borrower from the U.S. Mint (after giving effect to any rights of setoff) in respect of Open Spot Deferred Positions, provided, that such Open Spot Deferred Position shall be hedged by the Borrower in a manner acceptable to the Administrative Agent, provided, further, that the amount of U.S. Mint Spot Deferred Cash Receivable included in the Borrowing Base as of any Report Date shall not exceed $5,000,000 (before giving effect to the applicable advance rate).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(g).
“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.
“Value” means, with respect to any Precious Metal subject to a Forward Contract, as of any date, the Dollar amount that is the product of (i) the total number of units of such Precious Metal subject to such Forward Contract multiplied by (ii) either the COMEX Price, or the NYMEX Price, as the case may be, for such a unit of such Precious Metal, for the delivery month closest to the maturity of the Forward Contract, in each case, subject to the terms of Section 10.21.
“Wholly-Owned” means a Person in which (other than directors’ qualifying shares required by law) 100% of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries of the Borrower, or both.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Interpretation. With reference to this Agreement and each other Loan Document, unless other specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein”, “hereof”, and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) unless otherwise specified, all references in any Loan Document to Sections, Exhibits, and Schedules shall be construed to refer to Sections of, and Exhibits, and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
1.3    Rounding. Any financial ratios required to be maintained by the Borrower and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, as in effect from time to time, consistently applied; provided that, (mmmm) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders (through Administrative Agent) shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (nnnn) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value” (and such Indebtedness shall be deemed to be carried at 100% of the principal amount thereof).
2.    THE CREDITS
2.1    The Revolving Line Portions.
(c)    Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, severally and not jointly with any other Lender, to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Line Portion and (ii) the total Revolving Credit Exposures exceeding the total Revolving Line Portions. Subject to and without limiting the foregoing, if, after giving effect to a requested Revolving Credit Loan, the aggregate principal amount outstanding of all Revolving Credit Loans shall exceed the Borrowing Base (as of the most recent Report Date), the Borrower shall represent and warrant to the Lenders that to the extent of such excess, the proceeds of such Revolving Credit Loan shall be used for the acquisition of Inventory which, upon such acquisition, shall constitute Assigned Material, Assigned Material in Transit, Assigned Material – Unassigned Hedge, Domestic Confirmed Material or Foreign Material. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay, and reborrow Revolving Credit Loans.
(d)    Bridge Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to consider, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, severally and not jointly with any other Lender, to make Bridge Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Line Portion, (ii) the total Revolving Credit Exposures exceeding the total Revolving Line Portions, (iii) the aggregate outstanding principal amount of all Bridge Loans exceeding the Bridge Loan Sublimit or (iv) the Bridge Loan Cushion being less than an amount equal 150% of the aggregate outstanding principal amount of all Bridge Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay, and reborrow Bridge Loans, provided, that not more than one (1) Bridge Loan shall be borrowed for each applicable Investment and upon maturity of such Bridge Loan, it shall not be reborrowed in respect of the same Investment.
(e)    NO LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO MAKE ANY LOAN HEREUNDER UNLESS AND UNTIL SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(b) TO SUCH REQUESTED FUNDING TRANSACTION. NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE ANY LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY ANY LENDER TO MAKE OR

ELECT TO MAKE ANY SUCH LOAN UNLESS AND UNTIL SUCH LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.4(b) TO SUCH REQUESTED FUNDING TRANSACTION.
(f)    No Revolving Credit Loan shall have a maturity date later than 30 days after the date such Loan is made. No Bridge Loan shall have a maturity date later than 180 days after the date such Loan is made.
2.2    Loans and Borrowings.
(a)    Obligations of Lenders. Each Loan shall be made as part of a Eurodollar Borrowing made by the Lenders ratably in accordance with their respective Revolving Line Portions. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
(b)    Type of Loans. Subject to Section 2.5(e), each Borrowing shall be comprised entirely of Eurodollar Loans. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a larger integral multiple of $500,000 in excess thereof. There shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding.
(d)    Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or to elect to continue any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
2.3    Requests for Borrowings. To request a Borrowing, the Borrower shall notify Administrative Agent of such request in writing, which request must be received by Administrative Agent not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in the form of Exhibit 2.3 and signed by the Borrower. Each Borrowing Request shall specify the following information:
(a)    the aggregate amount of the requested Borrowing;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    whether such Borrowing is to be a Revolving Credit Loan or a Bridge Loan;
(d)    the initial Interest Period to be applicable thereto (including specifying the duration of such Interest Period and the last day of such Interest Period), which shall be a period contemplated by the definition of “Interest Period”; and
(e)    the location and number of Borrower’s accounts or Person to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.
If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one day’s duration in the case of a Revolving Credit Loan or one month’s duration in the case of a Bridge Loan. Promptly following receipt of a Borrowing Request in accordance with this Section, Administrative Agent shall advise each Lender (or at any time after the Conversion to Approving Lenders Funding Date, each Approving Lender) of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Unless the Administrative Agent shall have received a written notice from one or more Declining Lenders pursuant to Section 2.18 prior to 12:00 p.m. (New York City time), one Business Day prior to the Administrative Agent’s receipt of any Borrowing Request for a Loan (in which event Section 2.18 shall be applicable), each of the Lenders shall be obligated, regardless of whether it has affirmatively agreed to fund its Pro Rata Share of the related Loan, to make the amount of its Pro Rata Share of such borrowing available to the Administrative Agent for the account of the Borrower by depositing the same, in immediately available funds, at an account maintained by the Administrative Agent not later than 3:30 p.m., New York time on the date specified for the applicable borrowing. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower, by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower. If any Lender provides the Administrative Agent with a Declining Lender Notice (pursuant to the terms hereof), the Administrative Agent shall promptly notify the Borrower that one or more of the Lenders have elected not to fund further borrowings.
2.4    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:30 p.m., New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.
(b)    Presumption by Administrative Agent. Unless Administrative Agent shall have received a Declining Lender Notice pursuant to and in accordance with Section 2.18 in respect of any Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) and may, in reliance upon such assumption but without any obligation to do so, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender on the one hand and the Borrower on the other severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to Administrative Agent, at (iii) in the case of a payment to be made by such Lender, for the first three Business Days the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and thereafter at the Base Rate and (iv) in the case of a payment to be made by the Borrower, 2% plus the Base Rate. If the Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent. A notice of Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.4(b) shall be conclusive, absent manifest error.

(c)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(c).
2.5    Interest Elections.
(a)    Elections by Borrower for Borrowings. Each Borrowing shall be a Eurodollar Borrowing and shall have an initial Interest Period specified in the applicable Borrowing Request. Thereafter, subject to the requirements of Sections 2.11 and 2.13, the Borrower may elect to continue such Borrowing and elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify Administrative Agent of such election by telephone or by emailing an Interest Election Request to Administrative Agent, in either case by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing on the effective date of such election. Each Interest Election Request (whether by telephone or email) shall be irrevocable and any such request shall be confirmed promptly by hand delivery or telecopy to Administrative Agent of a written Interest Election Request in the form of Exhibit 2.5 and signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this Section 2.5(c) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(iii)    the Interest Period to be applicable thereto (by specifying the duration of such Interest Period and the last day of such Interest Period) after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.
If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of (x) in respect to a Revolving Credit Loan, one day and (y) in respect of a Bridge Loan, one month.
(d)    Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Failure to Elect; Default. If the Borrower shall fail to deliver a timely and properly completed Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of (x) in respect to a Revolving Credit Loan, one day and (y) in respect of a Bridge Loan, one month. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing, (v) no outstanding Borrowing may be continued as a Eurodollar Borrowing and (vi) unless repaid, each Eurodollar Borrowing shall be converted at the end of the Interest Period applicable thereto to a Loan bearing interest under clause (b) of the definition of “Default Rate” set forth above.
2.6    Termination and Reduction of the Revolving Line Portions
(a)    Scheduled Termination. Unless previously terminated in accordance with the terms hereof, the Revolving Line Portions shall terminate on the Revolving Credit Maturity Date.
(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Line Portions; provided that (vii) each reduction of the Revolving Line Portions pursuant to this Section shall be in an amount that is $10,000,000 or a whole multiple in excess thereof and (viii) the Borrower shall not terminate or reduce the Revolving Line Portions if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.8, the sum of the total Revolving Credit Exposures would exceed the total Revolving Line Portions.
(c)    Notice of Voluntary Termination or Reduction. The Borrower shall notify Administrative Agent of any election to terminate or reduce the Revolving Line Portions under Section 2.6(b) by no later than 11:00 a.m., New York City time, at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Line Portions delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(d)    Effect of Termination or Reduction. Any termination or reduction of the Revolving Line Portions shall be permanent. Each reduction of the Revolving Line Portions shall be made ratably among the Lenders in accordance with their respective Revolving Line Portions (other than any reduction made pursuant to Section 2.16(b)).
2.7    Repayment of Loans; Evidence of Debt.
(a)    Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of the Revolving Credit Lenders (i) the outstanding principal amount of each Loan no later than the earlier to occur of the applicable maturity date or any earlier date of termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof and (ii) the aggregate outstanding principal amount of the Loans on the Revolving Credit Maturity Date or any earlier date of maturity of such Loans or termination of this Agreement or acceleration of the Loans due hereunder in accordance with the terms hereof and, provided, that notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent immediately for account of each Lender (upon DEMAND by the Required Lenders), the entire outstanding principal amount of all Loans.
(b)    Maintenance of Loan Accounts by Lenders and Administrative Agent. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Administrative Agent shall maintain accounts in which it shall record (ix) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (x) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (xi) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    Effect of Entries. The entries made in the accounts maintained pursuant to Section 2.7(b) shall be conclusive evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by any Lender and the accounts of Administrative Agent in respect of such matters, the accounts of Administrative Agent shall control in the absence of manifest error.
(d)    The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower shall execute and deliver to such Lender a Note evidencing the Loans of such Lender, substantially in the form of Exhibit C, with appropriate insertions as to date and principal amount.
2.8    Prepayment of Loans.
(a)    Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.8, provided that each such prepayment shall be in an amount that is at least $500,000 of a whole multiple in excess thereof.
(b)    Mandatory Prepayments. (i) Until the Revolving Credit Maturity Date, the Borrower shall from time to time prepay the outstanding principal amount of the applicable Loans on a pro rata basis in such amounts as shall be necessary so that at all times (A) the aggregate outstanding Revolving Credit Exposures shall not exceed the total Revolving Line Portions, (B) the aggregate outstanding principal amount of Bridge Loans shall not exceed the Bridge Loan Sublimit and (C) the Bridge Loan Cushion (based on the Borrowing Base as of the most recent Report Date) shall not be less than 150% of the aggregate outstanding principal amount of Bridge Loans.
(ii) If as of any Report Date, the aggregate outstanding principal amount of Revolving Credit Loans shall exceed the Borrowing Base on such Report Date, the Borrower shall immediately prepay Revolving Credit Loans in an amount sufficient to eliminate such excess.
(c)    Order of Application to Loans. Each such prepayment of the Loans made under Section 2.8(a) and (b) shall be applied to repay, on a pro rata basis, the outstanding principal balance of the Loans, provided that when a Declining Lender shall exist, prepayments shall be applied pro rata to the Loans in direct order of maturities thereof.
(d)    Notices, Etc.
(i)    Borrower shall notify Administrative Agent in writing of any optional prepayment under Section 2.8(a), not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Line Portions as contemplated by Section 2.6(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.6(c). Promptly following receipt of any such notice, Administrative Agent shall advise the relevant Lenders of the contents thereof.
(ii)    Promptly following receipt of any prepayment notice relating to a Borrowing or such certificate relating to a prepayment, Administrative Agent shall advise the relevant Lenders of the contents thereof and of the amount of such Lender’s ratable portion of such prepayment.
(iii)    Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount outstanding of each Borrowing would be permitted as provided in Section 2.2, except as necessary to apply fully the required amount of a mandatory prepayment under Section 2.8(b) of this Section. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
(iv)    Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any amounts required by Section 2.13 and shall be made in the manner specified in Section 2.7(a) and this Section 2.8.
2.9    Fees.
(a)    Administrative Agent Fees. The Borrower agrees to pay to Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and Administrative Agent and such other fees required by the Engagement Letter and Fee Letter.
(b)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to Administrative Agent for distribution, other than in the case of fees payable solely for account of Administrative Agent, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
2.10    Interest.
(a)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(b)    Default Interest. The Borrower shall pay interest on the principal amount of all outstanding Loans and, to the fullest extent permitted by law, the outstanding amount of all interest, fees and other Obligations, at a rate per annum equal to the Default Rate (xii) immediately upon the occurrence of any Event of Default described in clauses (a), (h) or (i) of Section 8.1 or after the Required Lenders shall have demanded payment of the Obligations, and (xiii) at the election of Administrative Agent or the Required Lenders upon the occurrence of any other Event of Default.

(c)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Line Portions (or earlier date of termination of this Agreement or acceleration of the Loans due hereunder pursuant to the terms hereof); provided that (xiv) interest accrued pursuant to Section 2.10(b) shall be payable on demand, (xv) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (xvi) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion. The Borrower’s obligations under this Section 2.10(c) shall survive the termination of the Revolving Line Portions and the repayment of all other Obligations hereunder.
(d)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted LIBO Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.
2.11    Alternate Rate of Interest; Illegality.
(a)    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(v)    Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(vi)    if Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the continuation of any Borrowing shall be ineffective, (B) the Borrower shall not be entitled to borrow Loans and (C) all outstanding Loans shall be repaid at the end of the applicable Interest Periods.
(b)    Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans shall be suspended until such Lender notifies Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay all Eurodollar Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid.
2.12    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes; and (B) Taxes described clauses (b) through (d) of the definition of “Excluded Taxes”) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the actual cost to such Lender or such other Recipient of making to or continuing or maintaining for, the Borrower, any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, which shall include a reasonably detailed explanation and calculation, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Line Portions of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon the request of such Lender which shall include a reasonably detailed explanation and calculation, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in Sections 2.12(a) or 2.12(b), and delivered to the Borrower (together with a reasonably detailed explanation and calculation), shall be conclusive absent manifest error. The Borrower shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender gives notice to the Borrower of the applicable Change in Law (plus any additional period of retroactive effect of the applicable Change in Law) giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation pursuant to this Section 2.12.
2.13    Compensation for Losses. In the event of (oooo) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any prepayment), (pppp) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (qqqq) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.6(c) and is revoked in accordance herewith), or (rrrr) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost or expense attributable to such event, (including any loss of anticipated profits) and any loss or expense caused by the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.13, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth an explanation and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.14    Taxes.
(a)    Defined Terms. For purposes of this Section 2.14, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or directly attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate containing an explanation of the Taxes and the calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(e) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.14(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14(f), the Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in clauses (A), (B) and (D) of Section 2.14(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit 2.16-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (II) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-2 or Exhibit 2.16-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit 2.16-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, each Lender shall indemnify the Administrative Agent and the Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Code, made to a Foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall promptly notify and pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all direct out-of-pocket expenses (including Taxes) of such indemnified party proportionally related to such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(h) the payment of which would place the indemnified party in a materially less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Line Portions and the repayment, satisfaction, or discharge of all obligations under any Loan Document.
2.15    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 10.3 or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or set-off. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at such account as Administrative Agent may designate to the Borrower in writing from time to time, except (iv) as otherwise expressly provided in the relevant Loan Document and (v) that payments pursuant to Sections 2.12, 2.13, 2.14, and 10.3 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof in like funds as received by wire transfer to such Lender’s lending office as specified in its Administrative Questionnaire or such other office as notified in writing by such Lender to Administrative Agent. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document shall be made in Dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest, and fees then due hereunder, such funds shall be applied (vi) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (vii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (viii) each Borrowing of, or conversions of Loans shall be allocated pro rata among the Lenders (other than Declining Lenders) according to the amounts of their respective Revolving Line Portions; (ix) each termination or reduction of the amount of the Revolving Line Portions under Section 2.6 shall be applied pro rata; (x) each payment or prepayment of principal of Loans by the

Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (xi) each payment of interest on Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on the Loans then due and payable to the respective Lenders.
(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans in excess of its ratable share of the aggregate amount of outstanding Loans and accrued interest thereon, then such Lender shall notify Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (xii) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (xiii) the provisions of this Section 2.16(d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.16(d) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Presumptions of Payment. Unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption but without any obligation to do so, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, for the first five Business Days at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and thereafter at the Base Rate. A notice of Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.16(e) shall be conclusive, absent manifest error.
(f)    Certain Deductions by Administrative Agent. Subject to Section 2.17, if any Lender shall fail to make any payment required to be made by it pursuant to this Agreement (including Sections 2.4(b) and 2.15(e)), then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(g)    Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by Administrative Agent hereunder is rescinded or must otherwise be restored or returned by Administrative Agent as a preference, fraudulent conveyance, or otherwise under any Debtor Relief Law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to Administrative Agent together with a pro rata portion of any interest paid by or other charges imposed on Administrative Agent in connection with such rescinded or restored payment.
2.16    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 or 2.14, or if any Lender gives a notice pursuant to Section 2.11(b) suspending its obligation to make or continue Eurodollar Loans (a “Eurodollar Illegality Notice”), then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (xiv) would eliminate or reduce amounts payable pursuant to Sections 2.12 or 2.14, or eliminate the need for the notice pursuant to Section 2.11(b), as the case may be, in the future and (xv) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Sections 2.12 or 2.14, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.12 or 2.14, or if a Lender provides a Eurodollar Illegality Notice and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at the Borrower’s sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (xvi) the Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.4, (xvii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (xviii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter, (xix) in the case of any such assignment resulting from a Lender’s delivery of a Eurodollar Illegality Notice, such assignee will not be entitled to deliver a Eurodollar Illegality Notice under Section 2.11(b), (xx) such assignment does not conflict with applicable law, and (xxi) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Each Lender agrees that if the Borrower exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.4. If such Lender shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement as notified by Administrative Agent, such Lender shall be deemed to have executed and delivered such Assignment and Assumption, and shall no longer be a Lender hereunder upon the payment to such Lender of an amount equal to the aggregate amount of outstanding Obligations owed to such Lender in accordance with the wire transfer instructions for such Lender on file with Administrative Agent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
2.17    Defaulting Lenders
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists and the Required Lenders shall not have demanded payment of the Obligations), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Borrower, to be held in a Deposit Account controlled by Administrative Agent and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists (and the Required Lenders shall not have demanded payment of the Obligations), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Pro Rata Shares. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Line Portions, and reimburse each such Revolving Credit Lender for any costs of the type described in Section 2.13 incurred by any Revolving Credit Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.18    The Election of Approving Lenders to Continue Funding. If on any date one or more Lenders provides the Administrative Agent with, and the Administrative Agent has actually received, a written notice in the form of Exhibit 2.18A (a “Declining Lender Notice”) indicating that for reasons other than an Event of Default such Lender or Lenders have elected not to fund any additional Loans (in any such event, such Lender or Lenders to be referred to herein as a “Declining Lender” or “Declining Lenders”), the Administrative Agent shall promptly distribute to the Borrower and the Lenders other than the Declining Lenders a written notice of such Declining Lenders. Any Declining Lender Notice received by the Administrative Agent prior to 12:00 p.m. (New York City time) on any Business Day from any Declining Lender shall be effective with respect to such Declining Lender on the immediately succeeding Business Day and such Declining Lender shall not be required to fund any Revolving Credit Loans that are made pursuant to Borrowing Requests received by the Administrative Agent on or after such next Business Day. On and after the Business Day following receipt of any Declining Lender Notice by the Administrative Agent, if the Lender or Lenders which are not the Declining Lenders desire, in their full and absolute discretion, they may (on a pro rata basis among the Lenders that have elected to continue funding in accordance with their Pro Rata Shares thereof) make the full amount or any part of any Loan requested on or after such date, irrespective of the Declining Lenders’ disapproval (in such case, the Lenders that provide written notice in the form of Exhibit 2.18B to the Administrative Agent of their election to continue funding shall be referred to as the “Approving Lenders” and any Lender which does not provide such notice shall be deemed to be a Declining Lender); provided that no Lender’s Revolving Line Portion shall be exceeded without its written consent. In such event, from the Business Day following receipt of any Declining Lender Notice by the Administrative Agent (each, a “Conversion to Approving Lenders Funding Date”) forward all subsequent Loans, shall be made unilaterally by the Approving Lenders and no Loans thereafter made shall be participated in by the Declining Lenders.
2.19    Increases of the Revolving Line Portions; Adjustments to Revolving Line Portions.
(a)    Following the Effective Date, the Borrower may from time to time through the Revolving Credit Maturity Date, propose to increase the aggregate amount of the Revolving Line Portions (each such increase, an “Incremental Revolving Credit Facility”) in accordance with this Section by delivering written notice thereof to the Administrative Agent which shall specify (in accordance with the terms of this Section 2.19) a proposed effective date of such

Incremental Revolving Credit Facility and the aggregate amount of such Incremental Revolving Credit Facility, and shall constitute an invitation to each Lender to increase its Revolving Line Portion by a ratable portion of such Incremental Revolving Credit Facility (a “Notice of Incremental Revolving Credit Facility”). Subject to the last sentence in Section 2.19(d), each Notice of Incremental Revolving Credit Facility delivered by Borrower shall be irrevocable and shall be binding upon the Borrower. At the time of delivery of each Notice of Incremental Revolving Credit Facility, Borrower shall also deliver to Administrative Agent a certificate of a Responsible Officer (in form and substance satisfactory to the Administrative Agent) certifying that no Default or Event of Default then exists or would exist after giving effect thereto and evidencing compliance with Section 7 on a pro forma basis after giving effect to the requested Incremental Revolving Credit Facility, together with detailed calculations thereof.
(b)    The aggregate principal amount of all increases made pursuant to this Section, shall not exceed $50,000,000; provided that each requested increase must be at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof. Borrower shall provide at least 15 days’ notice to Administrative Agent (which shall promptly provide a copy of such notice to the Revolving Credit Lenders, as applicable) of any requested increase hereunder.
(c)    Administrative Agent shall deliver a copy of each Notice of Incremental Revolving Credit Facility to each Lender. No Lender shall have any obligation to increase its Revolving Line Portion, and any decision by a Lender to increase its Revolving Line Portion shall be made in its sole discretion independently from any other Lender.
(d)    If Administrative Agent receives agreements from Lenders in excess of the requested Incremental Revolving Credit Facility, Administrative Agent shall have the right, in its sole discretion but with the consent of Borrower, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or Additional Lender in its notice to Administrative Agent) the shares of the Incremental Revolving Credit Facility of the Lenders willing to increase its Revolving Line Portion so that the total Incremental Revolving Credit Facility equals the requested Incremental Revolving Credit Facility. If Administrative Agent does not receive agreements from then existing Lenders in an amount sufficient to fund the requested Incremental Revolving Credit Facility, Administrative Agent (subject to the approval of the Borrower) may offer to other Persons that are Eligible Assignees (each, an “Additional Lender”) the opportunity to make available such amount of the Incremental Revolving Credit Facility as may be required so that the aggregate increases in Revolving Line Portions by the existing Lenders and new Revolving Line Portions of Additional Lenders shall equal the Incremental Revolving Credit Facility. If Administrative Agent does not receive agreements from Lenders (or Additional Lenders) in an amount sufficient to fund the requested Incremental Revolving Credit Facility, Administrative Agent shall so notify the Borrower and the request for Incremental Revolving Credit Facility shall be deemed automatically rescinded; provided, the Borrower may submit a replacement Notice of Incremental Revolving Credit Facility setting forth different terms for the requested Incremental Revolving Credit Facility.
(e)    An increase in the aggregate amount of the Lenders’ Revolving Line Portions pursuant to this Section shall become effective upon the receipt by Administrative Agent of an agreement substantially in the form of Exhibit 2.19, signed by the Borrower, by each Additional Lender and by each existing Lender whose Revolving Line Portion is to be increased, setting forth the new Pro Rata Share, Revolving Line Portions of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement as a Lender and to be bound by all the terms and provisions hereof, together with officer’s certificates and ratification agreements executed by the Borrower and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the requested Incremental Revolving Credit Facility, amendments to this Agreement reasonably acceptable to the Required Lenders, amendments to any other Loan Documents reasonably requested by Administrative Agent in relation to the requested Incremental Revolving Credit Facility (which amendments to the Loan Documents (other than this Agreement), Administrative Agent is hereby authorized to execute on behalf of the Lenders), if requested by the Administrative Agent, the results of lien searches from applicable jurisdictions, and such opinions of counsel for the Borrower with respect to the requested Incremental Revolving Credit Facility and other assurances as Administrative Agent may reasonably request. If, after giving effect to any Incremental Revolving Credit Facility, the outstanding Loans would not be held pro rata in accordance with the new Revolving Line Portions, the Revolving Credit Lenders (including, without limitation, any Additional Lenders) shall, on the effective date of the applicable Incremental Revolving Credit Facility, make advances among themselves so that after giving effect thereto the Loans will be held by the Revolving Credit Lenders (including, without limitation, any Additional Lenders), on a pro rata basis in accordance with their respective Revolving Line Portions hereunder (after giving effect to the applicable Incremental Revolving Credit Facility). Each Revolving Credit Lender agrees to wire immediately available funds to Administrative Agent in accordance with this Agreement as may be required by Administrative Agent in connection with the foregoing.
(f)    In connection with any increase in the aggregate amount of the Lenders’ Revolving Line Portions pursuant to this Section, the financial covenant thresholds set forth in Sections 7.2 and 7.3 shall be increased in proportion to such increase, using the percentage of such increase as the percentage to increase such thresholds.
3.    REPRESENTATIONS AND WARRANTIES
In order to induce Administrative Agent, the Lenders to enter into this Agreement, the Borrower represents and warrants to Administrative Agent, each Lender, on the Effective Date and on the date of each Credit Extension, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Effective Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):
3.1    Corporate Existence. The Borrower (ssss) is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, (tttt) has the requisite corporate power and authority, and the legal right, to own and operate its properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and intends to engage in upon the consummation of the Transactions, (uuuu) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (vvvv) maintains all material franchises, licenses, leases, permits, and approvals necessary in the normal conduct of its business.
3.2    Corporate Power; Authorization; Enforceable Obligations. The Borrower has the power (corporate or otherwise) and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and in case of the Borrower to borrow hereunder. The Borrower has taken all necessary corporate or other action to authorize the Transactions and the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to, registration with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, the borrowings hereunder or the execution, delivery, performance, legality, validity, or enforceability of this Agreement or any of the other Loan Documents except (a) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (b) the filings and recordings to perfect Liens under the Security Documents. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.3    No Conflicts. The execution, delivery, and performance of this Agreement and the other Loan Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof will not (wwww) contravene the terms of the Organizational Documents of the Borrower, (xxxx) violate (i) any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Borrower or any of its property or to which the Borrower or any of its property is subject, or (ii) any material agreement, instrument, or other undertaking to which the Borrower is a party or by which it or any of its property is bound, and (c) will not result in, or require, the creation or imposition of any Lien on the Borrower’s properties or revenues (other than the Liens created by the Security Documents).
3.4    Financial Condition; No Material Adverse Change.
(f)    Financial Condition. The Borrower has heretofore furnished to Administrative Agent and Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the Fiscal Year ended June 30, 2015, reported on by Grant Thornton LLP, independent public accountants, and (ii) as of and for the month and the portion of the Fiscal Year ended December 31, 2015 certified by a Responsible Officer. Such financial statements present fairly in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of this Section 3.4(a). On the Effective Date, none of the Borrower or its Subsidiaries has any material Indebtedness or other liabilities (direct or contingent) including liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, in each case required in accordance with GAAP to be referred to or reflected or provided for in their balance sheets, except as referred to or reflected or provided for in the balance sheets referred to in clauses (i) and (ii) of this Section 3.4(a).
(g)    No Material Adverse Change. Since June 30, 2015, there has been no development or event that either individually or in the aggregate has had or could reasonably be expected to have or cause a Material Adverse Effect.
3.5    Properties.
(e)    Property Generally. The Borrower has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of its assets material to its business. All such assets are free and clear of Liens except for Permitted Encumbrances.
(f)    Intellectual Property. The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the conduct of its business as currently conducted, and, to its knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person.
3.6    Litigation.
(e)    Actions, Suits and Proceedings. There are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower that (i) involve any of the Loan Documents or any of the Transactions contemplated hereby or thereby, (ii) as of the Effective Date, involve an amount in controversy (individually or in the aggregate) in excess of $1,000,000, except for matters disclosed on Schedule 3.6 and matters in which the Borrower is the plaintiff, and not the subject of any counter claim, or (iii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(f)    Disclosed Matters. Since the Effective Date, there has been no change in the status of the Disclosed Matters (or any matter arising prior to the Effective Date and not required to be disclosed on Schedule 3.6) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.
3.7    Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations, orders, writs, injunctions, and decrees of any Governmental Authority applicable to it or its property, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
3.8    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any other federal or state statute or regulation that limits its ability to incur Indebtedness or that otherwise renders all or any portion of the Obligations unenforceable.
3.9    Taxes. The Borrower and its Tax Affiliates have timely filed or caused to be filed all federal and all material state, local and non-U.S. Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes shown therein to be due (including interest and penalties) and has paid all other material Taxes, except (yyyy) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (zzzz) Taxes which are not yet delinquent. There is no tax assessment proposed in writing, or to the knowledge of the Borrower, except for matters set forth on Schedule 3.9, threatened, against the Borrower or Tax Affiliates that could, if made, be reasonably expected to have a Material Adverse Effect. The Borrower is not a party to any tax sharing agreement.
3.10    ERISA. Except as set forth on Schedule 3.10, as of the Effective Date, there are no Multiemployer Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could result in a Material Adverse Effect. Neither the Borrower nor any of its ERISA Affiliates reasonably anticipates that any Material Adverse Effect will arise from any increase either in the annual financial expense for any Plan or Multiemployer Plan (determined in accordance with Statement of Financial Accounting Standards #87) or in the annual minimum funding contribution for any Plan or Multiemployer Plan (determined in accordance with the assumptions used for funding such Plan or Multiemployer Plan pursuant to Sections 412, 430, 431 or 432 of the Code), and neither the Borrower nor any of its ERISA Affiliates is aware of any facts that could form the basis for materially changing the method of determining the actuarial assumptions, interest rates, or other calculations associated with any Plan or Multiemployer Plan. None of the assets of the Borrower or its ERISA Affiliates is the subject of any Lien arising under Section 303(k) of ERISA or Section 430(k) of the Code, and there are no facts which could be expected to give rise to such a Lien. Except as set forth on Schedule 3.10, as of the Effective Date, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan. Except as set forth on Schedule 3.10, as of the Effective Date, no Multiemployer Plan is subject to the additional funding rules of Section 432 of the Code for multiemployer plans that are in endangered or critical status.
3.11    Disclosure. All information furnished by or on behalf of the Borrower, to Administrative Agent or any Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) is, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
3.12    Use of Credit. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Not more than twenty-five percent (25%) of the value of the assets of the Borrower or the Borrower and its Subsidiaries on a consolidated basis is Margin Stock.
3.13    Capitalization
(j)    Authorized and Outstanding Equity Interests. As of the Effective Date, set forth on Schedule 3.13 is a complete and accurate list of the number of shares of each class of Equity Interests of the Borrower authorized, and the number outstanding, on the Effective Date. All such shares are fully paid and non-assessable. As of the Effective Date, the percentage of such issued and outstanding shares of Equity Interests of the Borrower are owned beneficially and of record by the Persons indicated on Schedule 3.13.
(k)    Equity Rights. As of the Effective Date, except as set forth Schedule 3.13, there are no outstanding options, warrants, calls or other obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Equity Interests of the Borrower nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.
3.14    Existing Subsidiaries and Investments.

(h)    Subsidiaries. Set forth in Part A of Schedule 3.14 is a complete and correct list of the exact legal name (as reflected in the certificate of incorporation or formation) of all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary; (ii) each Person holding Equity Interests in such Subsidiary; (iii) the authorized, issued and outstanding Equity Interests issued by such Subsidiary; (iv) the Equity Interests held by each such Person; and (v) the percentage of ownership of such Subsidiary represented by such Equity Interests. Each of the Borrower and the Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Part A of Schedule 3.14, and all of the issued and outstanding Equity Interests of each such Person organized as a corporation or limited liability company is validly issued, fully paid and, with respect to any corporation, non-assessable as of the Effective Date.
(i)    Investments. Set forth in Part B of Schedule 3.14 is a complete and correct list of all Equity Interests in any other Persons (other than in Subsidiaries disclosed in Part A of Schedule 3.14) held by the Borrower on the Effective Date and, for each such Investment, the percentage of the Borrower’s ownership interest in the Person subject to such Investment.
3.15    Real Property. Set forth on Part 1 of Schedule 3.15 is a complete and correct list, as of the Effective Date, of all of the real property owned by the Borrower, indicating in each case the use of the respective property and the location of the respective property. The Borrower has good, marketable, and insurable fee simple title to the real property owned by such Person, free and clear of all Liens, other than Permitted Encumbrances.
3.16    Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    the Borrower: (vi) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; and (vii) holds, and is in compliance with, all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law (each of which is in full force and effect) required for any of its current operations or for any property owned, leased, or otherwise operated by it;
(b)    Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased, or operated by the Borrower, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (viii) give rise to material liability of the Borrower under any applicable Environmental Law or otherwise result in material costs to the Borrower, or (ix) interfere with the Borrower’s continued operations, or (x) impair the fair saleable value of any material real property owned or leased by the Borrower;
(c)    there is no judicial, administrative, or arbitral proceeding (including any written notice of violation or alleged violation) under or relating to any Environmental Law to which, the Borrower is, or to the knowledge of the Borrower, the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened;
(d)    the Borrower has not received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal

Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Materials; and
(e)    the Borrower has not entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
3.17    Sanctions/Anti-Corruption Representations.
(a)    Neither the Borrower nor any of its Affiliates is in violation of any Anti-Terrorism Laws or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws or Sanctions.
(b)    Neither the Borrower nor any of its Affiliates or any director, officer, employee, agent or affiliate of the Borrower or any of its Affiliates is a Person (each such Person, a “Sanctioned Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently Cuba, Iran, North Korea, Burma, Sudan and Syria (each, a "Sanctioned Country").
(c)    The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person or with or in a Sanction Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).
(d)    No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or bribery laws.
(e)    Neither the Borrower nor any of its Affiliates, directors or officers, or, to the best knowledge of the Borrower, any affiliate, agent, or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and the Borrower has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.
3.18    Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. None of the Borrower or any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.
3.19    Labor Matters, Etc. None of the Borrower or any of its Subsidiaries are party to or bound by any Multiemployer Plan or, as of the Effective Date, any collective bargaining agreement. There are no strikes, lockouts, work stoppages or other labor disputes against the

Borrower or any of its Subsidiaries, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, in each case, which could reasonably be expected to result in a Material Adverse Effect.
3.20    Solvency. The Borrower is, and will be after giving effect to the Transactions, individually and together with its Subsidiaries, Solvent.
3.21    No Burdensome Restriction. None of the Borrower or any of its Subsidiaries is a party to or bound by any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, or subject to any restriction in its Organizational Documents or any applicable law or regulation of any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.
3.22    Security Documents. The provisions of the Security Documents are or upon execution will be effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid, and enforceable first-priority Lien (subject only to Permitted Encumbrances) on all right, title and interest of the Borrower in the Collateral described therein. Except for filings completed on or prior to the Effective Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Lien.
3.23    Inventory. All Inventory, to the extent applicable, complies in all material respects with all applicable laws.
3.24    Inventory Records. The Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
4.    CONDITIONS PRECEDENT.
4.1    Effective Date. The obligations of the Lenders to consider making Loans hereunder, which in each case shall be on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, shall not become effective until the date on which Administrative Agent shall have received each of the following, in each case reasonably satisfactory to Administrative Agent (and to the extent specified below, to each Lender) in form and substance:
(a)    Executed Counterparts. From each party thereto, a counterpart of this Agreement, the Security Agreement and each of the other Loan Documents to be executed and delivered as of the Effective Date, signed and delivered on behalf of such party.
(b)    Opinions of Counsel. Favorable written opinions (addressed to Administrative Agent and the Lenders and dated the Effective Date) of (i) external New York counsel to the Borrower, regarding the Transactions and such other matters as Administrative Agent shall reasonably request, (ii) external Canadian counsel to the Administrative Agent, regarding the Liens granted under the Canadian Security Agreement and (iii) external German counsel to the Administrative Agent, regarding the Liens granted under the German Security Agreement.
(c)    Corporate Documents. Such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions, the identity, authority and capacity of each officer authorized to act on behalf of the Borrower in connection with the Loan Documents and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions.
(d)    Security Documents. (i) The Security Agreement, duly executed and delivered by the Borrower and Administrative Agent, and the results, dated as of a recent date prior to the Effective Date, of searches conducted in the UCC filing records in the jurisdiction in which the Borrower is located, which in each case shall have revealed no Liens with respect to any of the Collateral except Permitted Encumbrances or Liens as to which Administrative Agent shall have received (and is authorized to file) termination statements or documents (Form UCC-3 or such other termination statements or documents as shall be required by applicable law) fully executed or in appropriate form for filing. (ii) Evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, that Administrative Agent deems necessary or desirable in order to create, in favor of Administrative Agent on behalf of the Secured Parties, a perfected first-priority Lien on the Collateral described in the Security Agreement, subject to no other Liens except for Permitted Encumbrances, including the receipt of fully executed Control Agreements as required hereby, and the Collateral Access Agreements required to be delivered pursuant to the Security Agreement. (iii) The Canadian Security Agreement duly executed and delivered by the Borrower and Administrative Agent, and the results, dated as of a recent date prior to the Effective Date, of searches conducted in the PPSA filing records in the provinces in which any personal property Collateral is located, which in each case shall have revealed no Liens with respect to any of the Collateral except Permitted Encumbrances or Liens as to which Administrative Agent shall have received (and is authorized to file) termination statements or documents (PPSA terminations or equivalent or such other termination statements or documents as shall be required by applicable law) fully executed or in appropriate form for filing. (iv) The German Security Agreement duly executed and delivered by the Borrower and Administrative Agent. Without limiting the foregoing, the Borrower shall deliver: all promissory notes, if any, evidencing all Indebtedness owed to the Borrower as of the Effective Date after giving effect to the Transactions to the extent required to be pledged pursuant to the Security Agreement, and instruments of transfer, endorsed in blank, with respect to such promissory notes; and all documentation, including UCC Financing Statements, PPSA financing statements or their equivalent required by law or reasonably requested by Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement, Canadian Security Agreement or the German Security Agreement.
(e)    Insurance. Evidence that all insurance (including flood insurance to the extent applicable) required to be maintained under this Agreement and the Security Documents has been obtained and is in effect, together with the certificates of insurance, naming Administrative Agent, on behalf of the Lenders, as lender loss payee, under all insurance policies maintained with respect to the assets and properties of the Borrower that constitute Collateral and all endorsements thereto required under this Agreement and the Security Documents.
(f)    Solvency. A certificate from the chief financial officer of the Borrower certifying the Solvency of the Borrower, individually, and of the Consolidated Group, as of the Effective Date and after giving effect to the Transactions.
(g)    Repayment of Existing Indebtedness. Evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness under the Existing Loan Agreements and all other Indebtedness of the Borrower (other than Indebtedness permitted by Section 6.1 hereof) shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit or to consider extending credit thereunder shall have been canceled or terminated and that all Guarantees in respect of, and all Liens securing, such Indebtedness shall have been released (or arrangements for such release satisfactory to Administrative Agent shall have been made).
(h)    Borrowing Base Certificate. A Borrowing Base Certificate dated as of the last day of the most recently ended month (prior to the Effective Date) giving pro forma effect to the Transactions and the Loans to be outstanding on the Effective Date.
(i)    Financial Compliance. The financial statements of the Consolidated Group referenced in Section 3.4(a) and evidence that as at December 31, 2015 determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to the Indebtedness repaid and the Indebtedness incurred on the Effective Date (i) the Leverage Ratio of the Consolidated Group shall not be greater than 6.0 to 1.0, (ii) the Consolidated Tangible Net Worth of the Consolidated Group shall not be less than $35,000,000 and (iii) the Consolidated Working Capital of the Consolidated Group shall not be less than $35,000,000. The Borrower shall also deliver a certificate signed by a Responsible Officer certifying to and showing the calculations of Consolidated Group’s compliance with the requirements of this Section 4.1(i).
(j)    Officer’s Certificate. A certificate of a Responsible Officer, dated the Effective Date, certifying (xi) either (x) evidence that all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the Transactions shall have been obtained, or (y) that no such authorizations, approvals, and consents are so required, and (xii) compliance with the conditions set forth in clauses (a), (b), and (c) of Section 4.2.
(k)    Due Diligence. Evidence of completion to the satisfaction of Administrative Agent of such investigations, asset appraisals, collateral inspections, reviews, and audits with respect to the Borrower and its operations and the Collateral as Administrative Agent may deem appropriate. The ownership, capital, corporate, tax, organizational and legal structure of the Borrower on the Effective Date shall be reasonably satisfactory to Administrative Agent.
(l)    Fees. Evidence that the Borrower shall have paid all accrued fees and expenses of Administrative Agent and the Lenders as required to be paid on the Effective Date under the terms of the Fee Letter or any other letter agreements between the Borrower and Administrative Agent, including (unless waived by Administrative Agent) the fees, charges and disbursements of Emmet, Marvin & Martin, LLP, special New York counsel to Administrative Agent, in connection with the negotiation, preparation, execution, and delivery of the Loan Documents (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges, and disbursements as shall constitute its reasonable estimate of such fees, charges, and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and Administrative Agent).
(m)    Know Your Customer Requirements. All documents, certificates, and other information requested by each Lender pursuant to Section 10.13.

(n)    Material Adverse Effect. Evidence that since June 30, 2015, there shall not have occurred any change, development, or event that has or could reasonably be expected to have a Material Adverse Effect.
(o)    Intercreditor Agreement. The Intercreditor Agreement, duly executed by each party thereto.
(p)    Control Agreements. (i) The Security Agreement and Assignment of Account dated on or around the date hereof among the Borrower, R.J. O’Brien & Associates, LLC and the Administrative Agent. (ii) The Security Agreement Assignment of Hedging Account dated on or around the date hereof among the Borrower, ABN AMRO Chicago Clearing LLC and the Administrative Agent. (iii) The Deposit Account Control Agreement dated on or around the date hereof among the Borrower, HSBC Bank USA, National Association and the Administrative Agent
(q)    Depository Agreements and Depository Letters. (i) Depository Agreements (or amendments thereto) executed by each depository in which Assigned Material or Assigned Material - Unassigned Hedge will be located and included in the Borrowing Base on the Effective Date. (ii) Depository Letters executed by each depository in which Domestic Confirmed Material or Foreign Material will be located and included in the Borrowing Base on the Effective Date.
(r)    Other Documents. Such other assurances, certificates, documents consents, or opinions as Administrative Agent or any Lender (through Administrative Agent) may reasonably request.
Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
4.2    Each Credit Event. The obligation of any Lender to make a Credit Extension hereunder (including the initial Borrowing hereunder), which in each case shall be on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, is subject to the satisfaction of the following conditions:
(a)    the representations and warranties of the Borrower set forth in this Agreement and of the other Loan Documents to which it is a party, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, both before and immediately after giving effect thereto, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2 and after the delivery of any statements furnished pursuant to Sections 5.1(a) and 5.1(b), the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b), respectively;

(b)    at the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing and the Required Lenders shall not have demanded payment of the Obligations;
(c)    at the time of and immediately after giving effect to such Credit Extension, the total Revolving Credit Exposures shall not exceed the Revolving Line Portions, the aggregate outstanding principal amount of Bridge Loans shall not exceed the Bridge Loan Sublimit and the Bridge Loan Cushion shall not be less than 150% of the aggregate outstanding principal amount of Bridge Loans;
(d)    Administrative Agent shall have received a Borrowing Request, in accordance with the requirements of this Agreement; and
(e)    following a Conversion to Approving Lenders Funding Date, no Approving Lender’s Credit Exposure shall exceed such Approving Lender’s Revolving Line Portion.
The Borrower shall be deemed to make a representation and warranty to Administrative Agent and the Lenders on the date of each Credit Extension hereunder as to the matters specified in clauses (a), (b), (c) and (e) of this Section 4.2.
5.    AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees with Administrative Agent and the Lenders that it shall, and shall cause its Subsidiaries to, perform and observe each of the following covenants:
5.1    Financial Statements and Other Information. The Borrower shall deliver to Administrative Agent (for distribution to each Lender):
(f)    as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (xiii) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and reported on by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (xiv) a certification of a Responsible Officer that such consolidated financial statements present fairly the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(g)    as soon as available and in any event within thirty (30) days after the end of each month, (x) the consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year and (y) a certification of a Responsible Officer that such consolidated and consolidating financial statements present fairly the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes; provided, however, that notwithstanding the foregoing, such information and statements for the month of June in each year shall be delivered by the Borrower not later than the date that is sixty (60) days after the end of such month;
(h)    concurrently with any delivery of financial statements under clauses (a) and (b) of this Section, a certificate in substantially the form of Exhibit 5.1 of a Responsible Officer (a “Compliance Certificate”) (xv) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (xvi) setting forth reasonably detailed calculations of the financial covenants set forth in Section 7 for such period, and (xvii) stating whether any change in GAAP or in the application thereof that has an impact on the financial statements of the Consolidated Group or the calculation of the financial covenants set forth in Section 7 hereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred that has not been disclosed in a Compliance Certificate previously delivered, specifying the effect of such change on the financial statements accompanying such certificate;
(i)    concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default under the financial covenants set forth herein (which certificate may be limited to the extent required by accounting rules or guidelines);
(j)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or any financial statements (including any related management discussion and analysis) distributed by the Borrower to its shareholders or to any holder of debt securities of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished hereunder, as the case may be;
(k)    as soon as available and in any event no later than the third Business Day of each week, a Borrowing Base Certificate prepared as of the last Business Day of the immediately preceding week (such last Business Day of each immediately preceding week, a “Report Date”), together with:
(i)    a summary aging, by vendor, of the Borrower’s accounts payable and any book overdraft and an aging, by vendor, of any held checks;
(ii)    a detail of all sold Inventory and unsold Inventory and an aging of all Inventory;
(iii)    for Assigned Bank Accounts, copies of summary account statements for each bank where such cash is held, as of the applicable Report Date and bank reconciliations;
(iv)    for each of Assigned Material, Assigned Material in Transit, Assigned Material – Unassigned Hedge, Confirmed Material and Foreign Material, a schedule of (A) Inventory locations, (B) Market Value and Inventory quantities by location and type of Inventory, (C) purchase dates for Inventory and (D) the sales price;
(v)    a calculation (in form and substance satisfactory to the Administrative Agent) of the Bridge Loan Cushion and, if Bridge Loans shall then be outstanding, evidence that the Bridge Loan Cushion is at least 150% of the aggregate outstanding principal amount of Bridge Loans;

(vi)    a summary of all Eligible Trade Receivables by counterparty and amount; and
(vii)    a summary of all Eligible Supplier Advances by counterparty and amount.
(l)    promptly and in any event not later than 120 days after the end of each Fiscal Year (or more frequently as requested by the Required Lenders if an Event of Default shall have occurred and be continuing), the Borrower shall deliver to the Administrative Agent and each Lender, at the Borrower’s sole cost and expense, a report prepared by an independent collateral examiner satisfactory to Administrative Agent describing, in reasonable detail, the results of its examination of the Collateral and the Borrower’s procedures with respect thereto (including, without limitation, verifying the accuracy of the Borrowing Base calculations, evaluating the Borrower’s controls over the preparation of Borrowing Base Certificates, and analyzing and testing all supporting documentation).
(m)    concurrently with any delivery of financial statements under clause (b) of this Section, (i) an aging schedule of all Accounts Receivable and Eligible Supplier Advances together with a list of the ten (10) obligors with the largest amounts of total outstanding Accounts Receivable owing to the Borrower, and the ten (10) suppliers to whom the Borrower has made the largest total outstanding Eligible Supplier Advances; provided, that such list shall include each obligor with total outstanding Accounts Receivable exceeding $500,000, and each supplier to whom the Borrower has made total outstanding Eligible Supplier Advances exceeding $500,000 (even if at such time there are more than ten (10) such obligors or ten (10) such suppliers) and (ii) an inventory position report (in form and substance acceptable to the Administrative Agent) which shall include, among other things, a schedule of all hedged inventory.
(n)    promptly after any request by Administrative Agent or any Lender (through Administrative Agent), copies of any detailed audit reports, management letters, or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;
(o)    not later than five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any contract regarding or related to any breach or default by any party thereto or any other event that could impair the value of the interests or the rights of the Borrower, in each case which could reasonably be expected to have a Material Adverse Effect and, from time to time promptly following any request therefor, such information and reports regarding such contracts as Administrative Agent or the Required Lenders (through Administrative Agent) may reasonably request;
(p)    concurrently with any delivery of financial statements under clause (a) of this Section, certificates of the Borrower’s insurance brokers, evidencing all insurance required by Section 5.5 and showing Administrative Agent is named as lender loss payee and additional insured, as applicable, with respect thereto; and
(q)    promptly following any request therefor, such other information and reports regarding the operations, business, affairs, legal or corporate affairs, and financial condition of the Borrower or any of its Subsidiaries (including with respect to the Collateral), or compliance with the terms of this Agreement and the other Loan Documents, as Administrative Agent or any Lender (through Administrative Agent) may reasonably request.
Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which such documents are posted electronically by the Borrower or on the Borrower’s behalf on the Platform to which each Lender and Administrative Agent have access; provided that: (i) the Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by Administrative Agent or such Lender; (ii) the Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by email electronic versions (i.e. soft copies) of such documents; and (iii) in every instance the Borrower shall provide paper copies of the Compliance Certificates required by clause (c) of this Section 5.1 and the Borrowing Base Certificate required by clause (f) of this Section 5.1 to Administrative Agent. Except for the Compliance Certificates and the Borrowing Base Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. To the extent delivery of any of the documents referred to above shall come due on a day other than a Business Day, delivery of such documents shall be required (notwithstanding the provisions above) to be made on the next following Business Day.
5.2    Notices of Material Events. The Borrower shall deliver to Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that (xviii) involves any Loan Document or the Transactions, or (xix) involves an amount in controversy in excess of $1,000,000, or (xx) if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $1,000,000;
(d)    any Multiemployer Plan entering “endangered status” or “critical status” under Section 412 or 432 of the Code or reorganization status under Section 4241 of ERISA if such status could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $1,000,000;
(e)    the assertion of any claim pursuant to applicable Environmental Law, including alleged violations of or non-compliance with permits, licenses, or other authorizations issued pursuant to applicable Environmental Law by any Person against, or with respect to the activities of, the Borrower that would (either individually or in the aggregate) reasonably be expected to result in an Environmental Liability in excess of $1,000,000;

(f)    any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Borrower which could reasonably be expected to result in a Material Adverse Effect;
(g)    any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;
(h)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(i)    promptly notify the Administrative Agent upon obtaining knowledge thereof, of any change in ownership or control of any Approved Depository or any other depository at which, from time to time, any Confirmed Material and/or Assigned Material and/or Assigned Material – Unassigned Hedge is located; it being understood that from and after the date of delivery by the Borrower of such notice, and until such time as the Administrative Agent and the Required Lenders have approved in writing such change in ownership or control (in the Administrative Agent’s and each Lender’s sole discretion), the Confirmed Material and/or Assigned Material and/or Assigned Material – Unassigned Hedge located at any such Approved Depository, shall be deemed ineligible for inclusion in the Borrowing Base.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
5.3    Existence; Conduct of Business. The Borrower shall do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its legal existence and, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.
5.4    Payment of Obligations. The Borrower shall pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where ([[[[) the validity or amount thereof is being contested in good faith by appropriate proceedings, (aaaaa) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (bbbbb) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5.5    Maintenance of Properties; Insurance. The Borrower shall (a) maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to Administrative Agent, upon request of Administrative Agent, information in reasonable detail as to the insurance so maintained. Each general liability insurance policy shall name Administrative Agent as additional insured. Each insurance policy covering Collateral shall name Administrative Agent as lender loss payee subject to such customary lender loss payable provisions as Administrative Agent may reasonably request including clauses or endorsements that provide that (x) such policy will not be canceled or materially changed without 30 days prior written notice to Administrative Agent (other than for non-payment of premiums, in which case not less than 10 days’ prior written notice shall be sufficient), (y) Administrative Agent’s interest shall be insured regardless of any breach or violation by the Borrower of any warranties, declarations, or conditions contained in such policies, and (z) Administrative Agent’s interest shall not be invalidated by the use or operation of the Collateral for purposes which are not permitted by such policies, nor by any foreclosure or other proceedings relating to the Collateral.
5.6    Books and Records; Inspection Rights. The Borrower shall keep proper books of record and account in which full, true, and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. In addition to and without limiting the Borrower’s obligations under Section 5.1(g), the Borrower shall permit any representatives (including consultants, auditors, accounts, and advisors) designated by Administrative Agent or any Lender, upon reasonable prior notice if no Event of Default then exists (and the Required Lenders shall not have demanded payment of the Obligations), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its employees, officers, management and independent accountants, all at such reasonable times and as often as reasonably requested. In addition to the foregoing, the Borrower shall permit any representatives designated by Administrative Agent (including any consultants, accountants, collateral auditors and appraisers) to conduct appraisals, valuations, audits, and inspections of the Collateral at such times and intervals as reasonably designated by Administrative Agent, provided, if no Event of Default exists (and the Required Lenders shall not have demanded payment of the Obligations), the Borrower shall not be liable for the costs of more than one (1) such appraisal, audit, valuation and inspection in any calendar year.
5.7    Compliance with Laws. The Borrower shall comply with all laws, rules, regulations, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.8    Further Assurances. Subject to the terms of the Security Agreement, the Borrower shall execute any and all further documents, Financing Statements, agreements and instruments, and take all such further actions (including the filing and recording of Financing Statements and other documents), which may be required under any applicable law, or which Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.
5.9    Deposit Account Control. The Borrower shall cause each of its Deposit Accounts (other than (ccccc) any Deposit Account that is a payroll, withholding tax, or tax trust or fiduciary account, so long as the Borrower and its Subsidiaries do not deposit or maintain funds in such payroll accounts or tax accounts in excess of amounts necessary to satisfy current payroll liabilities, payroll taxes or other wage and benefit payments, and (ddddd) any Deposit Account that Administrative Agent determines is not material) to be a Controlled Account.
5.10    Multiemployer Plan Reporting.
(a)    Notice of Multiemployer Plan. The Borrower shall deliver to Administrative Agent and each Lender prompt written notice of the Borrower becoming party to or bound to any Multiemployer Plan setting forth the relevant details of Multiemployer Plan.
(b)    Potential Withdrawal Liability. On or before the last day of each calendar year after the Effective Date, the Borrower shall, pursuant to Section 101(l) of ERISA, request in writing from the plan sponsor or administrator of each Multiemployer Plan a notice of potential

Withdrawal Liability as of the last day of the preceding plan year with an explanation of how such estimated liability was determined and promptly deliver to Lender copies of any such notices received from the plan sponsor or administrator of each Multiemployer Plan.
5.11    CFC Documents. With respect to each Eligible CFC Loan, the Borrower shall (i) deposit or cause CFC to deposit all CFC Collateral with a CFC Approved Depository, which CFC Approved Depository shall execute and deliver to the Administrative Agent a Depository Agreement, provided, that any single coin valued at $1,000,000 or more that constitutes CFC Collateral shall be stored at the A-M Global Logistics Las Vegas, Nevada facility (in its capacity as a CFC Approved Depository), (ii) insure or cause CFC to insure all CFC Collateral in amounts and coverages acceptable to the Administrative Agent, which insurance policy shall name the Administrative Agent on behalf of the Secured Parties, as lender loss payee, (iii) comply and cause CFC to comply with all of the terms and conditions of each CFC Assignment, Borrower Assignment, and each other CFC Loan Document, (iv) other than in respect of CFC Acquired Loans, deliver to the Administrative Agent (upon request by the Administrative Agent), a UCC search with respect to each CFC Borrower indicating that no Liens cover the applicable CFC Collateral except in favor of CFC, the Borrower or the Administrative Agent, together with a copy of the UCC-1 Financing Statement filed by CFC with respect to each CFC Borrower, (v) deliver and cause CFC to deliver to the Administrative Agent and the Lenders at the time of the delivery of each Borrowing Base Certificate a supplement thereto (in form acceptable to the Administrative Agent and the Lenders) with respect to the CFC Collateral and CFC Loans, (vi) from time to time, at Administrative Agent’s request, make such revisions to the CFC Loan Documents as the Administrative Agent shall reasonably request, (vii) other than in respect of CFC Acquired Loans, execute and deliver or cause CFC to execute and deliver to the Administrative Agent (promptly upon request by the Administrative Agent) the originally executed CFC Note together with the applicable originally executed CFC Allonge and (viii) within 30 days prior to funding each CFC Loan (other than CFC Acquired Loans) or, within 30 days prior to the acquisition of each CFC Acquired Loan, in each case, of $250,000 or more, conduct and document valuations of all Numismatic Collateral coins and/or Semi-Numismatic Collateral coins securing such CFC Loan, and provide copies of such documentation upon request by the Administrative Agent or the independent collateral examiner referred to in Section 5.1(g).
5.12    CFC Further Assurances. The Borrower shall (or shall cause CFC to, as applicable) (a) correct any material defect or error that may be discovered in any CFC Loan Document, or in the execution, acknowledgment or filing thereof, and (b) do, execute, acknowledge, deliver, file and re-file any and all such further acts, certificates, assurances and other instruments (including any Financing Statements and amendments and continuation statements with respect thereto) as may be required from time to time (i) to carry out more effectively the purposes of any CFC Loan Document, (ii) to the fullest extent permitted by applicable Law, to subject CFC’s or any CFC Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to encumber such properties, assets, rights or interests and, if so requested by the Administrative Agent, the Liens granted by the Borrower to the Administrative Agent under the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Liens intended to be created or assigned under any CFC Loan Documents and (iv) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent, for the benefit of itself and the Secured Parties, the rights granted or now or hereafter intended to be granted to it under any CFC Loan Document or, if so requested by the Administrative Agent, any other Loan Document. In furtherance of the foregoing, the Borrower hereby authorizes the Administrative Agent at any time to file assignments of any Financing Statements naming CFC as the secured party and the applicable CFC Borrower as the debtor, in favor of the Administrative Agent, for the benefit of itself and the Secured Parties.
6.    NEGATIVE COVENANTS
The Borrower hereby covenants and agrees with Administrative Agent and the Lenders that it shall, and shall cause its Subsidiaries to, perform and observe each of the following covenants:
6.1    Indebtedness. The Borrower shall not, and shall cause its Subsidiaries not to, create, incur, assume, or permit to exist any Indebtedness or Guarantee, except:
(j)    Indebtedness evidenced by this Agreement and the other Loan Documents;
(k)    the Indebtedness described on Schedule 6.1, and any Refinancing Indebtedness in respect of such Indebtedness;
(l)    Indebtedness arising in connection with Hedging Agreements permitted by Section 6.12;
(m)    Indebtedness incurred in the Ordinary Course of Business under surety and appeal bonds, performance bonds, bid bonds, appeal bonds, and similar obligations;
(n)    endorsements of instruments or other payment items for deposit; and
(o)    Indebtedness which is Specific Debt, in each case owing to Persons party to the Intercreditor Agreement.
6.2    Liens. The Borrower shall not, and shall cause its Subsidiaries not to, create, incur, assume, or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Permitted Encumbrances.
6.3    Fundamental Changes; Lines of Business.
(a)    The Borrower shall not, and shall cause its Subsidiaries not to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, (in each case, whether now owned or hereafter acquired), or liquidate, wind up, or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (and the Required Lenders shall not have demanded payment of the Obligations):
(iv)    any Subsidiary of the Borrower may merge into the Borrower or any other Wholly-Owned Domestic Subsidiary of the Borrower; provided, if the Borrower is party to any such transaction, the Borrower shall be the surviving entity, or if the Borrower is not a party, a Wholly-Owned Domestic Subsidiary shall be the surviving entity; and
(v)    the Borrower or any Subsidiary of the Borrower may sell, transfer, lease, or otherwise dispose of its assets as permitted pursuant to Section 6.4.
(b)    The Borrower shall not engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto.
6.4    Dispositions. The Borrower shall not, and shall cause its Subsidiaries not to, make any Disposition, except:

(a)    Dispositions of equipment that is substantially worn, damaged, or obsolete in the Ordinary Course of Business;
(b)    Dispositions of cash and Cash Equivalents in the Ordinary Course of Business;
(c)    Dispositions of property by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower;
(d)    licenses, sublicenses, leases, or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Borrower or any of its Subsidiaries;
(e)    sales or exchanges of specific items of equipment solely to replace such equipment with replacement equipment of substantially equivalent or greater value;
(f)    Equity Issuances by a Wholly-Owned Subsidiary of the Borrower to the Borrower or another Wholly-Owned Subsidiary of the Borrower constituting an Investment permitted hereunder;
(g)    any abandonment or cancellation of intellectual property that, in the reasonable good faith judgment of the Borrower, is no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries taken as a whole;
(h)    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(i)    the granting of Permitted Encumbrances;
(j)    the sale of Ownership Based Financing Property under Permitted Ownership Based Financings, so long as the proceeds of such sale shall be deposited by the applicable Ownership Based Financing Counterparty directly into a Controlled Account; and
(k)    Dispositions not otherwise permitted under this Section 6.4; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (j) in any Fiscal Year shall not exceed $2,500,000.
6.5    Investments. The Borrower shall not, and shall cause its Subsidiaries not to, make, or permit to remain outstanding any Investments except:
(a)    Investments outstanding on the Effective Date and identified on Schedule 3.14;
(b)    Investments in cash and Cash Equivalents that are, to the extent required hereunder, subject to the Security Agreement and Control Agreements in favor of Administrative Agent;
(c)    Investments in Hedging Agreements permitted under Section 6.12;
(d)    Investments consisting of deposits that constitute Permitted Encumbrances pursuant to clauses (c) and (d) thereof;
(e)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(f)    Investments constituting (iii) Accounts Receivable arising, (iv) trade debt granted, or (v) deposits made by the Borrower or a Subsidiary in connection with the purchase price of goods or services, in each case in the Ordinary Course of Business;
(g)    Investments which constitute Repos; and
(h)    Investments, in addition to those permitted by the other clauses of this Section, in an aggregate amount up to but not exceeding $10,000,000 at any time outstanding, provided, that the prior written approval of the Required Lenders shall be required for any such Investment in an amount greater than $5,000,000, which consent shall not be unreasonably withheld, conditioned or delayed.
For purposes hereof, the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred, or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of distributions or other repayments received in cash in respect of such Investment. The amount of an Investment shall not in any event be reduced by reason of any write off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made or by any increase in the value of such Investment.
6.6    Restricted Payments. The Borrower shall not, and shall cause its Subsidiaries not to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:
(a)    Restricted Payments by any Subsidiary of the Borrower to the Borrower;
(b)    the declaration and payment of the Borrower of dividends with respect to its Equity Interests payable solely in additional Qualified Equity Interests; and
(c)    dividends paid after the end of each Fiscal Quarter (a “Payment Quarter”), when added to all dividends paid in respect of the three (3) Fiscal Quarters preceding such Payment Quarter, in an amount not to exceed 35% of consolidated net income of the Borrower (calculated in accordance with GAAP) for the twelve (12) month period ending on the last day of such Payment Quarter, as reported on its financial statements delivered pursuant to Section 5.1.
6.7    Transactions with Affiliates. The Borrower shall not, and shall cause its Subsidiaries not to, sell, lease, or otherwise transfer any assets to, or purchase, lease, or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (eeeee) transactions in the Ordinary Course of Business at prices and on terms and conditions that are fair and reasonable and not less favorable to the Borrower than could be obtained on an arm’s length basis from unrelated third parties, (i) transactions expressly permitted by Sections 6.1, 6.3, 6.4, and 6.5 among the Borrower and its Subsidiaries and not involving any other Affiliate of the Borrower, (fffff) any Restricted Payments permitted by Section 6.6, (ggggg) so long as it has been approved by the Borrower’s Board of Directors in accordance with applicable law, an indemnity provided for the benefit of officers and directors (or comparable managers) and (hhhhh) the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of the Borrower in the Ordinary Course of Business; provided, that this Section 6.7 shall not permit the purchase of Inventory by the Borrower from any Affiliate, unless such Inventory shall be free and clear of all Liens held by the creditors of such Affiliate.
6.8    Restrictive Agreements. The Borrower shall not, and shall cause its Subsidiaries not to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (iiiii) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon, or to transfer to another Person, any of its assets, or (jjjjj) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, or to otherwise transfer properties or assets to or invest in the Borrower or any other Subsidiary; provided that:
(iv)    the foregoing shall not apply to (x) restrictions and conditions imposed by law or by the Loan Documents, (y) restrictions and conditions existing on the Effective Date identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and
(v)    clause (a) of this Section shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness and (y) customary provisions in leases, licenses and other contracts entered into in the Ordinary Course of Business restricting the assignment thereof, or the transfer of or creation of Liens on assets subject thereto.
6.9    Prepayments of Debt. The Borrower shall not, and shall cause its Subsidiaries not to, purchase, redeem, retire, or otherwise acquire for value, or set apart any money for a sinking, defeasance, or other analogous fund for the purchase, redemption, retirement, or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness of the type described in clauses (a) or (c) of the definition thereof (other than the Obligations).
6.10    Modifications of Certain Documents. The Borrower shall not, and shall cause its Subsidiaries not to, consent to any modification, supplement, or waiver of any of the provisions of (a) any agreement, instrument, or other document evidencing or relating to Indebtedness, or (b) its Organizational Documents, in each case without the prior written consent of Administrative Agent.
6.11    Accounting Changes. The Borrower shall not, and shall cause its Subsidiaries not to, (kkkkk) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or (lllll) change its Fiscal Year end date.
6.12    Hedging Agreements. The Borrower shall not, and shall cause its Subsidiaries not to, enter into any Hedging Agreement, except Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which the Borrower has actual exposure in connection with fluctuations of commodity prices, currencies, or interest rates and not for any speculative purposes.
6.13    Sale Lease Back. The Borrower shall not, and shall cause its Subsidiaries not to, enter into any arrangement, directly or indirectly, with any Person whereby it shall dispose of any property, whether now owned or hereafter acquired and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose as the property being disposed of, provided, that this Section 6.13 shall not restrict the Borrower from entering into any Ownership Based Financing.

6.14    Use of Proceeds. The Borrower shall not use the proceeds of any Loans for any purpose other than (i) in respect of Revolving Credit Loans, to fund Borrower’s working capital and general corporate needs including the repayment on the Effective Date of Indebtedness under the Existing Loan Agreements outstanding on the date hereof and transaction fees and expenses related thereto and (ii) in respect of Bridge Loans, to fund Investments not prohibited hereunder. The Borrower shall not use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would be prohibited by Section 3.12 or 3.17, or that violates any of the Regulations of the Board.
6.15    Depository Limits. The Borrower shall not permit Assigned Material, Assigned Material – Unassigned Hedge, Confirmed Material or CFC Collateral stored at any Approved Depository, Foreign Approved Depository or CFC Approved Depository at any one time which is included in the Borrowing Base as of any Report Date to exceed in the aggregate the limits provided for each Approved Depository, Foreign Approved Depository or CFC Approved Depository, as set forth on Schedule 1.1B, Schedule 1.1C or Schedule 1.1D, as applicable, hereto.
6.16    Unacceptable Jurisdiction. The Borrower shall not at any time permit Precious Metals to be held or in transit in any jurisdiction which has been reasonably objected to in writing by the Administrative Agent.
6.17    CFC Documents. With respect to each CFC Loan included or to be included in the Borrowing Base, the Borrower shall not and shall cause CFC not to (i) make or acquire any CFC Loan which together with then outstanding Eligible CFC Loans would in the aggregate exceed the lesser of (A) the principal amount of $50,000,000 or (B) 25% of the Borrowing Base as calculated and reported on the Borrower’s most recent Borrowing Base Certificate delivered to the Lenders, (ii) make any CFC Loan which by its original terms is payable more than 6 months after its original execution date or (iii) renew or extend any CFC Note evidencing a CFC Loan for more than 6 months.
6.18    Ownership Based Financing. The Borrower shall not enter into or otherwise be a party to any Ownership Based Financing other than Permitted Ownership Based Financings.
7.    FINANCIAL COVENANTS.
7.1    Leverage Ratio. The Borrower shall not permit the Leverage Ratio to exceed 6.0 to 1.0 as at the last day of each month.
7.1    Consolidated Tangible Net Worth. The Borrower shall maintain Consolidated Tangible Net Worth of not less than $35,000,000 as at the last day of each month.
7.2    Consolidated Working Capital. The Borrower shall maintain Consolidated Working Capital of not less than $35,000,000 as at the last day of each month.
7.3    Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures by the Consolidated Group to exceed $2,000,000 for any Fiscal Year, without the prior written consent of the Administrative Agent.
8.    EVENTS OF DEFAULT; REMEDIES.
8.1    Event of Default. If any of the following events (each such an event, an “Event of Default”) shall occur:

(c)    The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or as a result of demand by the Required Lenders or otherwise;
(d)    The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;
(e)    any certification, representation, or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made (unless any such certification, representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such certification, representation, or warranty shall prove to have been incorrect in any respect);
(f)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1, 5.2, 5.3 (with respect to the Borrower’s existence), 5.5, 5.9, 6 or 7, or the Borrower shall default in the performance of any of its obligations contained in any of the Security Documents;
(g)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b), or (d) of this Section) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days;
(h)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice requirement or grace period);
(i)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (after giving effect to any applicable notice requirement or grace period);
(j)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or other relief in respect of the Borrower or any of its Subsidiaries or debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(k)    the Borrower or any of its Subsidiaries shall (iii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, conservatorship,

bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, or other relief under any Debtor Relief Laws now or hereafter in effect, (iv) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (v) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator, or similar official for the Borrower or any of its Subsidiaries or for a substantial part of any of its assets, (vi) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vii) make a general assignment for the benefit of creditors, or (viii) take any action for the purpose of effecting any of the foregoing;
(l)    the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;
(m)    one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) shall be rendered against the Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;
(n)    an ERISA Event shall have occurred that, in the opinion of Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $1,000,000;
(o)    the Liens created by the Security Documents shall at any time not constitute a valid and perfected first-priority Lien on the collateral intended to be covered thereby (other than any Collateral released under Section 9.10) in favor of Administrative Agent, free and clear of all other Liens (other than Permitted Encumbrances), or, except for expiration or termination in accordance with its terms or with the consent of Administrative Agent, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect, or enforceability thereof shall be contested by the Borrower; or
(p)     any material permit or approval from any Governmental Authority is terminated or otherwise fails to remain in full force and effect (whether as a result of the expiration of such permit or approval in accordance with the terms and provisions thereof or otherwise);
then, and in every such event (other than an event with respect to the Borrower described in clauses (h) or (i) of this Section 8.1), and at any time thereafter during the continuance of such event, WITHOUT LIMITING THE RIGHTS OF THE LENDERS UNDER SECTION 2.18 AND THE RIGHT OF THE REQUIRED LENDERS TO DEMAND PAYMENT OF THE LOANS AT ANY TIME IN THEIR SOLE DISCRETION, Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (ix) terminate the Revolving Line Portions, and thereupon the Revolving Line Portions shall terminate immediately, (x) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, and (xi) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clauses (h) or (i) of this Section 8.1, the Revolving Line Portions shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower. In addition, if any Event of Default shall exist, Administrative Agent may foreclose or otherwise enforce any Lien granted to Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable law, by any of the Loan Documents, by equity, or otherwise.
8.2    Application of Payment. Subsequent to the acceleration of the Obligations under Section 8.1 hereof or at any time after the demand by the Required Lenders for payment of the Obligations, payments and prepayments with respect to the Obligations made to Administrative Agent or the Lenders or otherwise received by Administrative Agent or any Lender (from realization on Collateral or otherwise and subject to the rights of Non-Defaulting Lenders pursuant to Section 2.17) shall be distributed in the following order of priority: FIRST, to the reasonable costs and expenses (including attorneys’ fees and expenses), if any, incurred by Administrative Agent or any Lender in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to any fees then due and payable to Administrative Agent and Lenders under this Agreement or any other Loan Document; THIRD, to the payment of interest then due and payable on the Loans; FOURTH, on a pro rata basis, to the payment of principal of the Loans until Fully Satisfied; FIFTH, to any other Obligations not otherwise referred to in this Section, and SIXTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct; provided, that Administrative Agent may elect to apply the proceeds of any such Collateral to repay any Obligations before applying the proceeds of any other Collateral provided under any Loan Document, if in the reasonable determination of Administrative Agent, such order of application will maximize the repayment of all of the Obligations. Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement. Upon any sale of Collateral by Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
8.3    Performance by Administrative Agent. If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, upon not less than three (3) Business Days notice to the Borrower (unless a shorter period is otherwise expressly set forth in any Loan Document), Administrative Agent may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in connection with such performance or attempted performance to Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.10(b) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower under any Loan Documents.
8.4    IN NO EVENT SHALL ANY PROVISION OF THIS AGREEMENT PROVIDING FOR SPECIFIC EVENTS OF DEFAULT BE CONSTRUED TO WAIVE, LIMIT OR OTHERWISE MODIFY THE DEMAND NATURE OF THE LOANS WHICH MAY BE MADE PURSUANT TO THIS AGREEMENT, AND THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE REQUIRED LENDERS’ RIGHT TO DEMAND PAYMENT AT ANY TIME IS ABSOLUTE AND UNCONDITIONAL.
9.    ADMINISTRATIVE AGENT, COLLATERAL, AND AFFILIATES OF LENDERS.
9.1    Authorization and Action.
(l)    Each of the Lenders hereby irrevocably appoints Administrative Agent to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent and the Lenders, and the Borrower has no rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(m)    Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding, and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as collateral agent and any co-agents, sub-agents, and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Sections 9 and 10 as if set forth in full herein with respect thereto. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document.
9.2    Administrative Agent and its Affiliates.
(i)    The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
(j)    Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9 as “Activities”) any may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, the members of the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of the Borrower or its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the members of the Agent’s Group may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. Neither Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of any Lender, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders.
(k)    Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of any Lender hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender. None of (xii) this Agreement nor any other Loan Document, (xiii) the receipt by any members of the Agent’s Group of information (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents), or (xiv) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust or confidence) owing by Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict any member of the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

9.3    Duties. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
(d)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(e)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(f)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and
(g)    shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond Administrative Agent's reasonable control, including nationalization, expropriation, currency or funds transfer restrictions, the interruption, disruption, or suspension of the normal procedures and practices of any securities market, power, mechanical, communications, or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes, or other natural disasters, civil, and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts, or errors by the Borrower in its instructions to Administrative Agent.
9.4    Administrative Agent’s Reliance, Etc.
(a)    Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or a Lender has given written notice describing such Default or Event of Default to Administrative Agent. Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (xv) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (xvi) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (xvii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (xviii) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (xix) the satisfaction of any condition set forth in Section 4 or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
(b)    Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender, unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5    Sub-Agents. Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Security Document. The exculpatory provisions of this Section 9, as well as all other indemnity and expense reimbursement provisions of this Agreement (including, without limitation, Section 10.3), shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.6    Resignation.
(c)    Administrative Agent may resign at any time by giving not less than thirty (30) days written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and, so long as no Default or Event of Default then exists, subject to the approval (not to be unreasonably withheld or delayed) of, the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no successor shall have been so appointed by the Required Lenders and, if applicable, the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders)(the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(d)    With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any possessory Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.7    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender further acknowledges that Emmet, Marvin & Martin, LLP is acting in this transaction as special counsel to Rabobank only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
9.8    Other Agent Titles. Anything herein to the contrary notwithstanding, none of the “Sole Bookrunner” or “Sole Lead Arranger”, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
9.9    Agent May File Proofs of Claim; Bankruptcy Events. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Subsidiary, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand for payment from the Borrower or any other Person primarily or secondarily liable) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2 and 10.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2 and 10.3.
9.10    Collateral.
(f)    (i)    The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:
(x) to release any Lien (A) on all Collateral upon Full Satisfaction of all the Obligations and termination of the Revolving Line Portions, (B) with respect to any Collateral that is sold or otherwise Disposed of to a Person other than the Borrower pursuant to a Disposition permitted by Section 6.4 (other than any Disposition permitted by clause (c) of Section 6.4), provided, that if any Ownership Based Financing Property shall be re-acquired by the Borrower after the Administrative Agent shall have released its Lien thereon, the Administrative Agent’s Lien shall re-attach automatically contemporaneously therewith or (C) subject to Section 10.2, as may be approved, authorized, or ratified in writing by the Required Lenders;
(y) to subordinate any Lien on any Collateral to the holder of any Lien on such property that is permitted by clause (g) of the definition of “Permitted Encumbrances”; and
(z) to confirm in writing whether specific items or types of the Borrower’s property are or are not included in the Collateral pursuant to the Loan Documents.
(g)    Upon request by Administrative Agent at any time, the Secured Parties will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.
(h)    Administrative Agent, at the sole expense of the Borrower, shall execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence or effect any release of Liens authorized under Section 9.10(a); provided, that (xx) Administrative Agent shall not be required to execute any document necessary to evidence such release authorized under clause (i) of Section 9.10(a) unless a Responsible Officer shall certify in writing to Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that Administrative Agent may rely on any such certificate without further enquiry), (xxi) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (xxii) no such release shall in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. To the extent Administrative Agent is required to execute any releases or other documents in accordance with this Section 9.10(c), Administrative Agent shall do so promptly upon request of the Borrower without the consent or further agreement of any Secured Party.
(i)    Administrative Agent shall have no obligation whatsoever to any of the Secured Parties to assure that the Collateral exists or is owned by the Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, except as otherwise provided herein. For the avoidance of doubt, nothing set forth herein shall limit the Administrative Agent’s obligations, if any, as described in Section 3(q) of the Security Agreement.
(j)    The Secured Parties hereby irrevocably authorize Administrative Agent, based upon the instruction of the Required Lenders, to (xxiii) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (xxiv) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (xxv) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, (A) the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (B) Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Administrative Agent may reduce the Obligations owed to the Secured Parties (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.
9.11    Agency for Perfection. Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. To the extent that a Lender acts as agent for the Administrative Agent as set forth in this Section 9.11, such Lender shall be entitled to the same benefits as the Administrative Agent under Section 9.10(d) above.
9.12    Intercreditor Agreement. Each Lender hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement on its behalf, and agrees to be bound by the terms thereof and hereby agrees that the Intercreditor Agreement replaces and supersedes the Second Amended and Restated Collateral Agency and Intercreditor Agreement dated as of September 4, 2014 (as amended, supplemented or otherwise modified from time to time prior to the effectiveness of the Intercreditor Agreement).
9.13    Appointment of the Administrative Agent for the German Security Agreement. Notwithstanding Sections 9.1 through 9.12, the Administrative Agent shall hold, administer and enforce any security interest which is assigned or transferred to it pursuant to the German Security Agreement as trustee or agent for the benefit of the Secured Parties and each Lender appoints the Administrative Agent to act on its behalf as trustee (Treuhänder) under German law with regard to any security interest created by the German Security Agreement.

10.    MISCELLANEOUS
10.1    Notices.
(l)    General Address for Notices. Except in the case of communications expressly permitted to be given by telephone hereunder or under any other Loan Documents, all notices and other communications (“Communications”) provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, subject to Section 10.1(b), by electronic communication, as follows:
(iii)    if to the Borrower, to it at: 429 Santa Monica Boulevard, Suite 230, Santa Monica, California 90401, Attention: Thor Gjerdrum, Chief Operating Officer, Telecopy no. (310) 319-0279, email: thor@amark.com with a copy to: Cary Dickson, Chief Financial Officer, Telecopy no. (310) 319-0297, email: cdickson@amark.com;

(iv)    if to Administrative Agent in connection with any Borrowing Request, Interest Election Request, or any payment or prepayment of the Obligations, to it at c/o Agency Services, at 245 Park Avenue, New York, NY 10167, Attention: Sui Price; (Telephone No. (212) 574-7331; Telecopy No. (914) 304-9327; Email: fm.am.syndicatedloans@rabobank.com, with a copy to: sui.price@rabobank.com;
(v)    if to Administrative Agent in connection with any other matter (including deliveries under Section 5.1 and other matters), to it at Rabobank Loan Syndications, 245 Park Avenue, New York, NY 10167, Attention: Loan Syndications (Telecopy No. (212) 808-2578; Telephone No. Telephone No. (212) 916-7974; Email: syndications.ny@rabobank.com; csg@rabobank.com; and fm.us.newyork.CreditCompliance@rabobank.com); and
(vi)    if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through electronic communications to the extent provided in Section 10.1(b), shall be effective as provided in such Section 10.1(b).
(m)    Electronic Communications. Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent. Administrative Agent and the Borrower may, in their discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular Communications. Unless Administrative Agent otherwise prescribes, (xxvi) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (xxvii) Communications posted on an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this Section 10.1(b) notification that such Communication is available and identifying the website address thereof; provided that, for both clauses (i) and (ii) of this Section 10.1(b), if such Communication is not sent during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day.
(a)    Change of Address for Notices. Any party hereto may change its address or telecopy number for, or individual designated to receive, Communications under the Loan Documents by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and Administrative Agent). All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(b)    Electronic Transmission System. The Borrower and the Lenders agree that Administrative Agent may make the Communications available to the Lenders and the Borrower by posting the Communications on IntraLinks, SyndTrak, or a substantially similar electronic transmission system or digital workspace provider (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT

THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT, OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF ANY AGENT PARTY'S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM.
(c)    Communications through the Platform. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof. Each Lender agrees (xxviii) to provide to Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (xxix) that the foregoing notice may be sent to such e-mail address.
(d)    Reliance on Notices. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of a Borrowing) given by or on behalf of the Borrower even if (xxx) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (xxxi) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Administrative Agent may record all telephonic notices to, and other telephonic communications with, Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.1    Waivers; Amendments.
(e)    No Deemed Waivers; Remedies Cumulative. No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent, the Lenders, and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan

Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.
(f)    Amendments. Neither this Agreement, nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Administrative Agent, and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that no such agreement shall (xxxii) increase any Revolving Line Portion of any Lender without the written consent of such Lender, (xxxiii) reduce the principal amount of any Loan or reduce the amount or rate of interest thereon, or reduce the amount or rate of any fees due hereunder, without the written consent of each Lender affected thereby (provided, that in no event shall (A) the waiver of applicability of Section 2.10(b) (which waiver shall be effective with the written consent of the Required Lenders), or (B) any reduction, deferral, or waiver of any mandatory prepayment constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii), (xxxiv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or extend the Revolving Credit Maturity Date or any earlier maturity date of Loans, without the written consent of each Lender affected thereby, (iv) modify Section 2.15(c) or (d) or any other provision of any Loan Document which has the effect of changing the pro rata nature of payments to or disbursements by Lenders, without the consent of each Lender adversely affected thereby, (v) modify Section 8.2 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) except as permitted by Section 9.10, contractually subordinate the payment of all the Obligations to any other Indebtedness or contractually subordinate the priority of all Liens in favor of Administrative Agent to the Liens securing any other Indebtedness (other than Indebtedness permitted by Section 6.1(c)), without the written consent of each Lender, (viii) amend the definition of “Borrowing Base” or any defined term used therein without the written consent of all Lenders (except as otherwise expressly provided herein or in any schedule hereto), (ix) except as permitted by Section 9.10, release all or a substantial portion of the Collateral (or that portion of Collateral, the release of which would result in (x) an excess of the then outstanding Revolving Credit Loans over the Borrowing Base or (y) the Bridge Loan Cushion being less than 150% of the then outstanding Bridge Loans) without the written consent of each Lender, (x) amend, modify or waive Section 2.18 or any rights or obligations of Declining Lenders without the consent of each Lender, (xi) amend, modify, or eliminate Section 9.10 without the written consent of each Lender or (xii) amend, modify or waive Section 2.8 without the consent of each Lender; provided, further that (A) no such agreement shall amend, modify, or otherwise affect the rights or duties of Administrative Agent hereunder without the prior written consent of Administrative Agent, and (B) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c)    Notwithstanding anything to the contrary herein, (A) a Declining Lender shall not have any right to (1) consent to or approve any amendment, modification or waiver or (2) direct, or consent to or approve any direction to, the Administrative Agent to take or refrain from taking any action hereunder, in each case which does not directly affect either (x) such Declining Lender or any Loan made by it or (y) Collateral securing Obligations owed to such Declining Lender or guarantees thereof and, (B) the preceding clause (A) shall not limit any right of a Declining Lender to consent to or approve any amendment, modification or waiver referred to in Section 10.2(b) solely to the extent relating to a Loan made by such Declining Lender.
(d)    Notwithstanding anything to the contrary contained herein, (i) each of Schedules 1.1A, 1.1B, 1.1C, 1.1D, 1.1E and 1.1F hereto may be amended with the consent of the Borrower, the Administrative Agent and the Required Lenders and (ii) the Intercreditor Agreement shall not be amended, modified or waived without the written consent of the Administrative Agent and the Required Lenders.
10.2    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower agrees to pay (xxxv) all out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including Rabobank in its separate capacities as “Sole Lead Arranger” and “Sole Bookrunner” with respect to the syndication of the Loans) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof including the fees, charges and disbursements of counsel for Administrative Agent, and of such consultants, advisors, appraisers and auditors retained or engaged by Administrative Agent, whether or not the transactions contemplated hereby or thereby shall be consummated; (xxxvi) all out-of-pocket expenses incurred by Administrative Agent or any Lender, including the fees, charges and disbursements of any advisors to Administrative Agent and counsel for Administrative Agent or any Lender, in connection with the enforcement or protection of such Person’s rights in connection with this Agreement and the other Loan Documents or the Collateral, including its rights under this Section, and including in connection with any bankruptcy or insolvency proceeding, workout, restructuring, or negotiations in respect thereof, and (xxxvii) all costs, expenses, taxes, assessments, and other charges incurred by Administrative Agent in connection with any filing, registration, recording, or perfection of any security interest contemplated by any Security Document or any other document referred to therein or any audit, verification, inspection or appraisal of the Collateral, subject to the limitations set forth in Section 5.6.
(b)    Indemnification by the Borrower. The Borrower hereby agrees to indemnify Administrative Agent, each Lender, Rabobank in its separate capacities as “Sole Lead Arranger” and “Sole Bookrunner” with respect to the syndication of the Loans, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses, including the reasonable fees, charges, and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee related to (xxxviii) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (xxxix) any Loan or the use or proposed use of the proceeds therefrom, (xl) any payments that Administrative Agent is required to make under any indemnity issued to any bank holding the Borrower’s deposit, commodity or security accounts, (xli) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (xlii) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)    Reimbursement by Lenders. To the extent the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing under Sections 10.3(a) and 10.3(b) (and without limiting the obligation of the Borrower to do so) each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to the provisions of Section 2.4(c).
(d)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Borrower, any Lender or the Administrative Agent shall assert, and each such Person hereby waives, any claim against the Borrower, any Lender, the Administrative Agent and any other Indemnitee, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions or any Loan or the use of the proceeds thereof.
(e)    Payments. All amounts due under this Section shall be payable no later than two (2) Business Days after written demand therefor.
10.3    Successors and Assigns.
(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (xliii) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer of the Borrower without such consent shall be null and void), and (xliv) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender that is not in accordance with this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations, and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders Generally. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Line Portion and Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(vi)    Minimum Amounts.
(A)    in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Revolving Line Portion, (y) contemporaneous assignments to any Lender and its Approved Funds that equal at least the amount specified in clause (B) of this Section 10.4(b)(i) in the aggregate, or (z) an assignment to an existing Lender or an Affiliate or Approved Fund of an existing Lender, no minimum amount need be assigned; and
(B)    in any case not described in clause (A) of this Section 10.4(b)(i), the aggregate amount of the Revolving Line Portion (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Line Portion is not then in effect, the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 with integral multiples of $500,000 in excess thereof, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing (and the Required Lenders shall not have demanded payment of the Obligations), the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(vii)    Proportionate Amounts. Each partial assignment of any Revolving Line Portion shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Revolving Line Portion and Loans assigned.
(viii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (B) of Section 10.4(b)(i) and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (xlv) an Event of Default has occurred and is continuing at the time of such assignment (or the Required Lenders shall have demanded payment of the Obligations), or (xlvi) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof; and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Revolving Line Portions and Loans hereunder; and
(B)    the consent of Administrative Agent shall be required for assignments in respect of a Revolving Line Portion to a Person that is not a Lender or an Approved Fund with respect to such Lender.
(ix)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment).

(x)    Administrative Questionnaire. The assignee, if it shall not already be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(xi)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(xii)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(xiii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.4(b)(viii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to Section 10.4(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Sections 2.12, 2.13, 2.14, and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(e).
(d)    Maintenance of Register by Administrative Agent. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Line Portion of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). With respect to any Lender, the transfer of the Revolving Line Portions of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Line Portions shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Revolving Line Portion and Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time, upon reasonable prior notice.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower, or any of the Borrower’s Affiliates) (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Revolving Line Portions or the Loans owing to it); provided that (xlvii) such Lender’s obligations under this Agreement shall remain unchanged, (xlviii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (xlix) the Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14, (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (1) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under Section 10.4(b); and (2) shall not be entitled to receive any greater payment under Sections 2.12 and 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(d). Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Line Portions, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Line Portion, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(a)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or other central bank under any central banking system established under the jurisdiction or organization of such Lender (or its parent bank)); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.1    Survival. All covenants, agreements, certifications, representations and warranties made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect certification, representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Full Satisfaction of the Obligations. The provisions of Sections 2.12, 2.13, 2.14, 10.3, and 10.18 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of all Loans, the expiration or termination of the Revolving Line Portions or the termination of this Agreement.
10.2    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.3    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
10.4    Right of Set-off. If an Event of Default shall have occurred and be continuing (or the Required Lenders shall have demanded payment of the Obligations), each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (mmmmm) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (nnnnn) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and Administrative Agent promptly after any such set-off and application and share such set-off pursuant to Section 2.16(d); provided that the failure to give such notice shall not affect the validity of such set-off and application.
10.5    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with, and this Agreement, such other Loan Documents, and all matters arising out of or relating in any way whatsoever to this Agreement and such other Loan Documents (whether in contract, tort, or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligation Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.
(b)    Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally agrees that it shall not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation, or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in this Section 10.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
10.6    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.7    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of the Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower or its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of Section 10.11(b) as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Revolving Line Portions or the termination of this Agreement or any provision hereof.

(b)    Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (viii) with the consent of the Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower not actually known to the Administrative Agent or Lender, as applicable, to be bound by any agreement to keep the Information confidential. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or representatives relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries or representatives; provided that, in the case of information received from the Borrower or any of its Subsidiaries or representatives after the date hereof, such information is identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c)    Independence of Covenants. All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.
10.8    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges or other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received, or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect to such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, shall have been received by such Lender. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.
10.9    USA Patriot Act. Each of Administrative Agent and each Lender subject to the USA Patriot Act, hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower and other information that will allow Administrative Agent and such Lender to identify the Borrower in accordance with the USA Patriot Act. The Borrower hereby agrees to provide such information promptly upon the request of Administrative Agent or any Lender. Each Lender subject to the USA Patriot Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.
10.10    Press Release and Related Matters. The Borrower shall not, and shall not permit, any of its Affiliates to, issue any press release or other public disclosure using the name or logo or otherwise referring to Administrative Agent, any other Lender or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which Administrative Agent is party without the prior consent of Administrative Agent or such Lender, as applicable, except to the extent required to do so under applicable law and then, in any event, the Borrower or such Affiliate will advise Administrative Agent or such Lender as soon as possible with respect to such press release or other public disclosure.
10.11    No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent or any Lender shall have the right to act exclusively in the interest of Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any holders of Equity Interests of the Borrower or any other Person.
10.12    No Fiduciary Relationship. The relationship between the Borrower on the one hand and Administrative Agent and each Lender on the other is solely that of debtor and creditor, and neither Administrative Agent nor any Lender has any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower on the one hand and Administrative Agent and each Lender on the other to be other than that of debtor and creditor.
10.13    Construction. The Borrower, Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
10.14    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower under any Loan Document is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off as to the Borrower, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
10.15    Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person (other than any Indemnitee to the extent provided for in Section 10.3(b)) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.
10.16    DISCRETIONARY FACILITY. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR A CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE LENDERS AND THAT THE LENDERS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO ADVANCE ANY LOANS. THE BORROWER UNDERSTANDS THAT WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE LENDERS MAY CEASE ADVANCING LOANS AND THE REQUIRED LENDERS MAY MAKE DEMAND FOR PAYMENT OF ALL OBLIGATIONS OF THE BORROWER TO THE LENDERS AT ANY TIME. THE BORROWER REPRESENTS AND WARRANTS TO THE LENDERS THAT THE BORROWER IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.
10.17    ALTERNATE PRICING TECHNIOUES. In any case under this Agreement where a calculation is to be made using the COMEX Price for a Precious Metal (in the form of gold or silver) or the NYMEX Price for a Precious Metal (in the form of platinum or palladium), if the Borrower determines for any reason that such COMEX Price or NYMEX Price cannot be determined on the date required, then the Borrower shall immediately so notify the Administrative Agent and in lieu thereof the applicable price shall be the settlement price per troy ounce at the close of business on the Business Day immediately preceding such date for a contract traded on an exchange, operated by CME Group Inc. and acceptable to the Administrative Agent and the Required Lenders, to sell the relevant quantity of such Precious Metal for delivery in the nearest subsequent month for which such a contract is offered for sale; provided, however, if the Borrower shall determine for any reason that the value of such Precious Metal cannot be determined on the date required, then the Borrower shall immediately so notify the Administrative Agent, and in lieu thereof the Borrower, with the written concurrence of the Required Lenders (which they may withhold in their sole discretion), shall use its good faith judgment in determining the value of such Precious Metal for the purposes hereof.
10.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties thereto, each of the Borrower and the Secured Parties acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

BORROWER:	A-MARK PRECIOUS METALS, INC. By: Name: Title: By: Name: Title:
ADMINISTRATIVE AGENT:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent By: Name: Title: By: Name: Title:

UNCOMMITTED CREDIT AGREEMENT    S-100

LENDERS:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender By: Name: Title: By: Name: Title: Revolving Line Portion: ……………..$64,000,000

UNCOMMITTED CREDIT AGREEMENT    S-101

BROWN BROTHERS HARRIMAN & CO., as a Lender By: Name: Title: Revolving Line Portion: ……………..$28,000,000

UNCOMMITTED CREDIT AGREEMENT    S-102

BNP PARIBAS, as a Lender By: Name: Title: By: Name: Title: Revolving Line Portion: ………………$55,000,000

UNCOMMITTED CREDIT AGREEMENT    S-103

NATIXIS, NEW YORK BRANCH, as a Lender By: Name: Title: By: Name: Title: Revolving Line Portion: ………………$55,000,000

UNCOMMITTED CREDIT AGREEMENT    S-104

BANK HAPOALIM B.M., as a Lender By: Name: Title: By: Name: Title: Revolving Line Portion: …………….$23,000,000

UNCOMMITTED CREDIT AGREEMENT    S-105

Schedule 1.1A
Approved Counterparties

Counterparty	Exposure Limit
Argen	$6,000,000
Bayerische Landebank, Germany	$8,000,000
Commerzbank - Shared 3 branches	$8,000,000
Credit Suisse First Boston / Shared	$12,500,000
Raiffeisen, Switzerland	$5,000,000
Erste Bank, Germany	$5,000,000
BASF	$5,000,000
Bank Julius Baerm, Switzerland	$5,000,000
Goldcorp, Austria	$8,000,000
HSBC Bank USA	$20,000,000
HSBC FX	$12,500,000
Asahi America Holdings, Inc.	$12,500,000
Landesbank Baden, Germany	$8,000,000
Int’l Commodities, Inc	$10,000,000
Morgan Stanley & Company, Inc. /Morgan Stanley Capital -Shared	$8,000,000
Royal Bank of Canada	$8,000,000
Royal Canadian Mint	$10,000,000
ScotiaMocatta	$8,000,000
ICBC Standard Bank	$12,500,000
UBS Financial Services, Inc./UBS AG-Gold Numismatics - Shared	$8,000,000
United States Mint	$35,000,000
Reisebank	$2,500,000
TD Securities	$15,000,000
Heraeus Germany/ New York – Shared	$6,000,000
Helaba (formerly West LB, Portigon	$2,500,000
Tanaka Kikinzoku KK	$5,000,000
Rand Refinery Ltd.	$7,500,000
Sparkasse OOE AG	$5,000,000
Pro Arum OHG – Shared by 3 Units	$2,500,000
VALCAMBI SA	$6,000,000
JP Morgan Chase	$17,500,000
CIBC	$17,500,000
Stern Leach	$15,000,000

UNCOMMITTED CREDIT AGREEMENT    S-106

Deutsche Bank	$12,500,000
Mitsubishi International Corp	$15,000,000
Republic Metals Corp	$6,000,000
ABN AMRO	$15,000,000
JM Bullion, Inc.	$5,000,000

UNCOMMITTED CREDIT AGREEMENT    S-107

Schedule 1.1B

Approved Depositories

Depository	Location	Limit
Brinks, Incorporated	1120 W. Venice Boulevard Los Angeles, California 90015	$65,000,000 minus the amount held in its capacity as a CFC Approved Depository
Asahi Refining USA, Inc.	4601 West 2100 South Salt Lake City, Utah 84120	$35,000,000
Brinks, Incorporated	2555 Century Lake Drive Irving, Texas 75062	$15,000,000
Brinks Global Services USA Inc.	184-45 147th Avenue Springfield Gardens, New York 11413	$35,000,000
Brinks, Incorporated	1070 W. Parkway Avenue Salt Lake City, Utah 84119	$65,000,000
Sunshine Minting Inc.	750 West Canfield Avenue Coeur d’Alene, Idaho 83815	$20,000,000
Brinks, Incorporated	5115 W. Nassau Street Tampa, Florida 33607	$20,000,000
Loomis International (US), Inc.	130 Sheridan Boulevard Inwood, New York 11096	$5,000,000
Loomis International (US), Inc.	656 South Vail Avenue Montebello, California 90640	$35,000,000
IBI Secured Transport Inc.	3738 West 2340 South, Suite B West Valley City, Utah 84120	$5,000,000
A-M Global Logistics, LLC as lessee	6055 Surrey Street Las Vegas, Nevada 89119	$120,000,000
Numismatic Guaranty Corporation	5501 Communications Parkway Sarasota, FL USA	$5,000,000
Professional Coin Grading Service Division of Collectors Universe, Inc.	1921 East Alton Ave Santa Ana, California 92705	$5,000,000

UNCOMMITTED CREDIT AGREEMENT    S-108

Schedule 1.1C

Foreign Approved Depositories

Depository	Location	Limit
Loomis International (DE) GmbH	Seinestrasse 3, 65479 Raunheeim, Germany	$10,000,000
HSBC Bank Plc	8 Canada Square London, United Kingdom E145HQ	$3,000,000
Brinks Canada Limited	640 28th Street North East Bay #8 Calgary, Alberta T2A 6R3 Canada	$10,000,000
Brinks Canada Limited	95 Browns Line Toronto, Ontario M8W 3S2 Canada	$10,000,000
Royal Canadian Mint	320 Sussex Ottawa, Ontario, K1A0G8 Canada	$25,000,000

UNCOMMITTED CREDIT AGREEMENT    S-109

Schedule 1.1D

CFC Approved Depositories

Depository	Location	Limit
Brink’s, Incorporated	1120 W. Venice Boulevard Los Angeles, California 90015	$65,000,000 minus the amount held in its capacity as an Approved Depository
Numismatic Guaranty Corporation	5501 Communications Parkway Sarasota, FL USA	$5,000,000
Professional Coin Grading Service Division of Collectors Universe, Inc.	1921 East Alton Ave Santa Ana, California 92705	$5,000,000
Collateral Finance Corporation - On-Site Facility	429 Santa Monica Boulevard Santa Monica, California 90401	$12,000,000
Brink’s, Incorporated	1070 W. Parkway Avenue Salt Lake City, Utah 84119	$25,000,000
Brinks Global Services USA Inc.	184-45 147th Avenue Springfield Gardens, New York 11413	$25,000,000
A-M Global Logistics, LLC as lessee	Las Vegas, Nevada	$25,000,000

UNCOMMITTED CREDIT AGREEMENT    S-110

Schedule 1.1E

Approved Carriers

Carrier	Limit
Brink’s Global Services International Inc.	$25,000,000
IBI Armored Services, Inc.	$5,000,000
Loomis Armored Transport	$15,000,000

UNCOMMITTED CREDIT AGREEMENT    S-111

Schedule 1.1F

Approved Brokers

R.J. O’Brien & Associates, LLC
ABN AMRO Clearing Chicago LLC

UNCOMMITTED CREDIT AGREEMENT    S-112

Schedule 1.1G

Existing Loan Agreements

1. Line letter dated August 22, 2014, between A-Mark Precious Metals, Inc. and Coöperatieve Rabobank U.A., New York Branch (f/k/a Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch).

2. Term Sheet dated May 19, 2015, between A-Mark Precious Metals, Inc. and Brown Brothers Harriman & Co.

3. Uncommitted Facility Letter dated September 2, 2015, between A-Mark Precious Metals, Inc. and BNP Paribas.

4. Second Amended and Restated Master Line Letter dated March 31, 2015, between A-Mark Precious Metals, Inc. and Natixis, New York Branch.
5. Amended and Restated Line Letter dated July 25, 2014, between A-Mark Precious Metals, Inc. and RB International Finance (USA) LLC.

UNCOMMITTED CREDIT AGREEMENT    S-113

Schedule 3.6

Litigation

None

UNCOMMITTED CREDIT AGREEMENT    S-114

Schedule 3.9

Taxes
Ongoing discussion with the City of Santa Monica concerning A-Mark’s correct filing status under the Santa Monica City Business License Tax.

UNCOMMITTED CREDIT AGREEMENT    S-115

Schedule 3.10

ERISA

None

UNCOMMITTED CREDIT AGREEMENT    S-116

Schedule 3.13

Owners of Borrower

Class	Authorized	Outstanding
Common Stock	40,000,000	6,973,549
Preferred Stock	10,000,000	0

Equity Rights

None

UNCOMMITTED CREDIT AGREEMENT    S-117

Schedule 3.14A

Subsidiaries

Name	Collateral Finance Corporation	A-Mark Trading AG	Transcontinental Depository Services, LLC	A-M Global Logistics, LLC
Jurisdiction	Delaware	Austria	Delaware	Delaware
Holders of Equity Interests	A-Mark Precious Metals, Inc.	A-Mark Precious Metals, Inc .	A-Mark Precious Metals, Inc.	A-Mark Precious Metals, Inc.
Authorized Equity Interests	1,000 shares of common stock	70 no par shares	limited liability company membership interests	limited liability company membership interests
Issued and Outstanding Equity Interests	1,000 shares of common stock	70 no par shares	limited liability company membership interests	limited liability company membership interests
Equity Interests Held	1,000 shares of common stock	70 no par shares	limited liability company membership interests	limited liability company membership interests
Percentage of Ownership	100%	100%	100%	100%

UNCOMMITTED CREDIT AGREEMENT    S-118

Schedule 3.14B

Investments

Name	Ownership	Percentage Ownership
Silver Gold Bull Inc., an Alberta corporation	2.56 class A common voting shares	2.5%
Silver Gold Bull, Inc., an Alberta corporation	Convertible, secured promissory note, dated December 4, 2014, in the original principal amount of $1,000,000	N/A
JM Bullion, Inc., a Delaware corporation	5,614 shares of common stock	20%

UNCOMMITTED CREDIT AGREEMENT    S-119

Schedule 3.15

Real Property

None

UNCOMMITTED CREDIT AGREEMENT    S-120

Schedule 3.16

Environmental Matters

None

UNCOMMITTED CREDIT AGREEMENT    S-121

Schedule 6.1

Permitted Indebtedness

Guaranty of Lease, dated November 21, 2014, entered into by A-Mark Precious Metals, Inc. a Delaware corporations, as Guarantor, guaranteeing that certain Air Cargo Lease, dated November 21, 2014, as amended, between MCP Cargo, LLC, a Nevada limited liability company as Landlord and A-M Global Logistics, LLC, a Delaware limited liability company as Tenant.
Any lease that would have been treated as an operating lease under GAAP as in effect on the Effective Date that would be treated as a capital lease solely as a result of a change in GAAP after the Effective Date shall be treated as an operating lease for all purposes and at all times under this Agreement.

UNCOMMITTED CREDIT AGREEMENT    S-122

Schedule 6.8

Existing Restrictions

Restrictions on transfers of equity interests contained in the Stockholders’ Agreement, dated June 20, 2014, as amended, by and among JM Bullion, Inc., a Delaware corporation and the stockholders of the Company, including restrictions on sales, assignments, encumbrances, hypothecation and pledges in respect thereof.

Restrictions on transfers of equity interests contained in the Unanimous Shareholders Agreement, dated February, 2014, as amended, by and among Silver Gold Bull, Inc., an Alberta corporation and the shareholders of the Company, including restrictions on sales, assignments, transfers, pledges, mortgages, security interests in, hypothecations and options in respect thereof.

UNCOMMITTED CREDIT AGREEMENT    S-123